Exhibit (b)(3)

EXECUTION VERSION

LOAN AND SECURITY AGREEMENT

dated as of April 30, 2019

among

COTTAGE HOLDCO B.V.

as the Borrower,

The Lenders Party Hereto

and

HSBC BANK PLC

as the Administrative Agent

HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED

as the Collateral Agent

BNP PARIBAS,

HSBC BANK PLC,

and

UNICREDIT BANK AG

as Joint Lead Arrangers, Joint Bookrunners and Joint Syndication Agents

BANCO SANTANDER S.A. PARIS BRANCH,

ING BANK, A BRANCH OF ING-DIBA AG,

and

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL) FRANKFURT BRANCH

as Mandated Lead Arrangers

and

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

J.P. MORGAN SECURITIES PLC

as Co-Lead Arranger

i

ii

iii

LIST OF ANNEXES, EXHIBITS AND SCHEDULES

ANNEX A	–	Agreed Security Principles

EXHIBITS

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Form of Solvency Certificate
Exhibit C	–	Form of Prepayment Notice
Exhibit D	–	Form of Borrowing Request
Exhibit E	–	Form of LTV Election Notice

SCHEDULES

Schedule 2.01	–	Commitments

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LOAN AND SECURITY AGREEMENT, dated as of April 30, 2019 (this “Agreement”) among COTTAGE HOLDCO B.V. (the “Borrower”), a private limited liability company organized under the laws of The Netherlands (besloten vennootschap met beperkte aansprakelijkheid), having its official seat in Amsterdam, The Netherlands, its office address at Oosterdoksstraat 80, 1011 DK, Amsterdam, The Netherlands and registered in the Trade Register of the Dutch Chamber of Commerce under number 73842826, the LENDERS party hereto from time to time, HSBC BANK PLC (“HSBC”), as Administrative Agent, and HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED (“HCTC”), as Collateral Agent.

WHEREAS, the Borrower intends to acquire 150,000,000 shares (the “Acquired Shares”) of class A common stock, par value $0.01 per share (the “Company Shares”) of Coty Inc., a Delaware corporation (the “Company”), pursuant to a tender offer (the “Tender Offer”).

WHEREAS, on the date of closing of the Tender Offer, those shareholders of the Company tendering their Company Shares will receive the cash consideration per share set forth in the material documents entered into by the Borrower or its Affiliates in connection with the Tender Offer (such documents, including all exhibits thereto, as they may be amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Offer Documents”).

WHEREAS, on or prior to the Closing Date, JAB Cosmetics B.V. (“Cosmetics”), a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), organized under the laws of The Netherlands, having its official seat in Amsterdam, The Netherlands, its office address at Oosterdoksstraat 80, 1011 DK, Amsterdam, The Netherlands and registered in the Trade Register of the Dutch Chamber of Commerce under number 61455121, will consummate the Equity Contribution.

WHEREAS, the Borrower has requested that (A) the Term Lenders extend credit in the form of Term Loans on the Closing Date in an aggregate principal amount of $1,770,000,000 and (B) the Revolving Lenders extend credit in the form of Revolving Loans in an aggregate amount at any time outstanding of up to $150,000,000.

WHEREAS, the proceeds of the Term Loans on the Closing Date will be used to fund the purchase of the Acquired Shares pursuant to the Tender Offer and to pay fees, costs and expenses related to the Transactions. The proceeds of the Revolving Loans will be used after the Closing Date to pay accrued and unpaid interest on the Loans and to fund operating and overhead costs and expenses.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

Article I

DEFINITIONS

Section 1.01         Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accounting Standards” means International Accounting Standards.

“Acquired Shares” has the meaning set forth in the recitals hereto.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period or with respect to the determination of the Alternate Base Rate, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) (the “LIBO Rate”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time), two Business Days prior to the commencement of such Interest Period, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the LIBO Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period; provided that if LIBO Rates are quoted under either of the preceding clauses (a) or (b), but there is no such quotation for the Interest Period elected, the LIBO Rate shall be equal to the Interpolated Rate; and provided, further, that if any such rate determined pursuant to the preceding clauses (a) or (b) or on the basis of the Interpolated Rate is below zero, the Adjusted LIBO Rate will be deemed to be zero.

“Administrative Agent” means HSBC, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is Under Common Control With the Person specified; provided that no Lender will be deemed an “Affiliate” of the Company solely as a result of this Agreement or any other Loan Document.

“Agent” means a collective reference to the Administrative Agent and the Collateral Agent.

“Agreed Security Principles” means the matters set forth in Annex A attached hereto.

“Agreement” has the meaning set forth in the preamble hereto.

“Agreement Currency” has the meaning set forth in Section 10.20.

“All-In-Yield” means as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, recurring periodic fees in substance equivalent to interest, any interest rate floor (to the extent the operation of such floor would increase the yield on drawn amounts on the proposed date of incurrence thereof), or otherwise, in each case, incurred or payable by the Borrower generally to all the lenders of such Indebtedness; provided that original issue discount and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness); and provided, further, that “All-In-Yield” shall not include arrangement fees, structuring fees, commitment fees, underwriting fees and other similar fees not paid generally to all lenders of such Indebtedness.

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“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one (1) month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that the Alternate Base Rate shall not be less than 0%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Alternative Interest Rate Election Event” has the meaning set forth in Section 2.11(b).

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977 (Pub. L. No. 95 213, §§101 104), as amended (the “FCPA”), the UK Bribery Act of 2010 to the extent applicable and any similar laws, rules, and regulations of any jurisdiction applicable to the Borrower from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means, with respect to any Revolving Lender, subject to Section 2.17, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day and with respect to any Term Loan and Revolving Loan, as the case may be, the applicable rate per annum set forth below under the caption, “Eurodollar Spread” or “ABR Spread” as the case may be:

Time Period	Eurodollar Spread	ABR Spread
From the Closing Date until the date that is 18 months after the Closing Date	2.75%	1.75%
From the date that is 18 months after the Closing Date until the date that is 30 months after the Closing Date	3.00%	2.00%
From and after the date that is 30 months after the Closing Date	3.25%	2.25%

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that the Borrower provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to any agents hereunder or to Lenders by means of electronic communications pursuant to Section 10.01.

“Approved Fund” means a Person (other than a natural person) that is primarily engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its activities and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” means BNP Paribas, HSBC, and UniCredit Bank AG.

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“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Borrower” has the meaning set forth in the preamble hereto.

“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, substantially in the form of Exhibit D attached hereto (or such other form as the Administrative Agent may reasonably agree).

“Business Day” means any day (i) that is not a Saturday, Sunday or other day on which commercial banks in London, New York City or Amsterdam are authorized or required by law to remain closed and (ii) on which inter-bank payments can be effected on the Federal Reserve Bank’s Fedwire System; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market or any day on which banks in London are not open for general business.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided, however, that all obligations of any Person that are or would have been treated as operating leases (including for avoidance of doubt, any network lease or any operating indefeasible right of use) for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as Capital Lease Obligations in the financial statements to be delivered pursuant to Section 5.01.

“Cash Equivalents” means:

(a)          Dollars;

(b)          Canadian Dollars, Pounds Sterling, Japanese Yen, Euros and any national currency of any Participating Member State;

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(c)          securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of twelve (12) months or less from the date of acquisition;

(d)          certificates of deposit, time deposits and eurodollar time deposits with maturities of twelve (12) months or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one (1) year and overnight bank deposits, in each case, with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(e)          repurchase obligations for underlying securities of the types described in clauses (c), (d) and (h) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (d) above;

(f)          commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and, in each case, maturing within twenty-four (24) months after the date of creation or acquisition thereof and Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s with maturities of twenty-four (24) months or less from the date of acquisition;

(g)          marketable short term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency);

(h)          readily marketable direct obligations issued by any state, commonwealth or territory of the U.S. or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) with maturities of twenty-four (24) months or less from the date of acquisition;

(i)           readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case, having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) with maturities of twenty-four (24) months or less from the date of acquisition;

(j)          Investments with average maturities of twelve (12) months or less from the date of acquisition in money market funds rated AAA (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency); and

(k)          investment funds investing at least 90.0% of their assets in securities or other assets of the types described in clauses (a) through (j) above.

In the case of Investments made in a country outside the U.S., Cash Equivalents shall also include investments of the type and maturity described in clauses (a) through (h) and clauses (j) through (k) above of foreign obligors (including investments that are denominated in currencies other than those set forth in clauses (a) and (b) above, provided that such amounts are converted into any currency listed in clauses (a) and (b) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts), which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies.

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“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or by U.S. or foreign regulatory authorities, in each case pursuant to Basel III, (ii) all requests, rules, guidelines, requirements and directives promulgated by the European Commission or foreign regulatory authorities, in each case pursuant to any Capital Requirement Directive (including CRD IV) and (iii) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall, in each case, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means, at any time, the Permitted Holders shall cease to own beneficially (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date of this Agreement), directly or indirectly, in the aggregate Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans, and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or Term Commitment.

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“Closing Date Deposit Account” means account number 104003898 subject to the HCTC Control Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the following property and other personal assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of, the Borrower, and regardless of where located (capitalized terms used herein but not defined in this Agreement shall have the meaning ascribed to them in the UCC):

(a)          all Accounts;

(b)          all Chattel Paper (including Electronic Chattel Paper and Tangible Chattel Paper);

(c)          all Intellectual Property;

(d)          all Documents;

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(e)          all Equipment;

(f)          all Fixtures;

(g)          all General Intangibles;

(h)          all Goods;

(i)           all Instruments;

(j)           all Inventory;

(k)          all Investment Property;

(l)           all Letter-of-Credit Rights and Supporting Obligations;

(m)         all Deposit Accounts;

(n)          all Commercial Tort Claims;

(o)          (i) all Company Shares; (ii) all dividends, shares, securities, cash, instruments, moneys or property (x) representing a dividend, distribution or return of capital in respect of any of the Company Shares, including without limitation, any ordinary cash dividends or other property described in this definition of “Collateral”, (y) resulting from a split-up, revision, reclassification, recapitalization or other similar change with respect to the Company Shares or other property described in this definition of “Collateral” or (z) otherwise received in exchange for or converted from any of the Company Shares or other property described in this definition and any subscription warrants, rights or options issued to the holders of, or otherwise in respect of, the Company Shares or other property described in this definition of “Collateral”; and (iii) in the event of any consolidation or merger in which the Company is not the surviving entity, all shares of each class of the capital stock of the successor entity formed by or resulting from such consolidation or merger that are exchanged for the Company Shares or into which the Company Shares are converted;

(p)          all information contained in books, records, files, correspondence, computer programs, tapes, disks and related data processing software of the Borrower identifying or pertaining to any of the foregoing or showing the amounts thereof or payments thereon or otherwise necessary or helpful in the realization thereon or the collection thereof; and

(q)          any and all accessions to, substitutions for and replacements, products and cash and non-cash proceeds (including Stock Rights) of the foregoing in whatever form, including cash, negotiable instruments and other instruments for the payment of money, Chattel Paper, security agreements and other documents.

Notwithstanding the foregoing or anything to the contrary in this Agreement or any other Loan Document, in no event shall the “Collateral” include, or the security interest granted hereunder attach to, any Excluded Asset.

“Collateral Accounts” means each account of the Borrower that is subject to a control agreement among the Borrower, the Collateral Agent, and the relevant depositary institution, securities intermediary or the Company, as the case may be (each such control agreement, a “Control Agreement”).

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“Collateral Agent” means HCTC, in its capacity as collateral agent for the Secured Parties hereunder.

“Collateral Requirement” means at any time, subject to (x) the applicable limitations set forth in this Agreement and/or any other Loan Document, including the Agreed Security Principles and (y) the requirement that:

(a)          the Collateral Agent shall have received each Security Document required to be delivered (x) on the Closing Date pursuant to Section 4.01(a) or (y) pursuant to Section 5.07, in each case, duly executed by the Borrower; and

(b)          except to the extent otherwise provided hereunder or under any Security Document, the Obligations shall have been secured by a first priority security interest, subject to no Liens other than the Liens permitted under Section 6.02, in the Collateral to the extent required under, and subject to exceptions and limitations otherwise set forth in this Agreement and the Security Documents, including the Agreed Security Principles.

The foregoing definition of “Collateral Requirement” shall not require, and the Loan Documents shall not contain any requirements as to the creation or perfection of pledges of or security interests in, or the taking other actions with respect to any Excluded Assets.

The Administrative Agent may grant extensions of time for the perfection of security interests in, or the obtaining of opinions with respect to, the granting of a security interest in particular assets and the delivery of assets (including extension beyond the Closing Date for the perfection of security interest in the assets of the Loan Parties on such date) in its reasonable discretion.

“Collateral Shares” means all of the Company Shares now owned or hereafter acquired by the Borrower. It is the intention of the parties that all such Company Shares are subject to a valid, first priority perfected Lien in favor of the Collateral Agent.

“Collateral Value” means, as of any date of determination, an amount equal to the product of the applicable Market Reference Price of the Collateral Shares for such date and the number of such Collateral Shares.

“Commitment” means a Revolving Commitment or the Term Commitment, or any combination thereof (as the context requires).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et. seq.), as amended from time to time and any successor statute.

“Company” has the meaning set forth in the recitals hereto.

“Company Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of April 5, 2018, by and among inter alia the Company, as parent borrower, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (as in effect on the date hereof).

“Company Material Nonpublic Information” means information relating to the Company or its securities (including but not limited to Company Shares) (i) that has not been disseminated in a manner making it available to investors in Company securities generally, within the meaning of SEC Regulation FD, and (ii) to which an investor in Company securities would reasonably attach importance in making a decision whether to buy, sell or hold any such securities.

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“Company Shares” has the meaning set forth in the recitals hereto.

“Competitor” has the meaning assigned to such term in the definition of “Disqualified Institution”.

“Contract Rate” has the meaning set forth in Section 10.13(a).

“Control” (including the terms “Controlling,” “Controlled by,” and “Under Common Control With”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and/or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Control Agreement” has the meaning assigned to such term in the definition of “Collateral Accounts”.

“Cosmetics” has the meaning set forth in the recitals hereto.

“Credit Facilities” means the Revolving Facility and the Term Facility.

“Date of Full Satisfaction” means, as of any date, that on or before such date: (a) the principal of and interest accrued to such date on each Loan shall have been paid in full in cash, (b) all fees, expenses and other amounts then due and payable which constitute Loan Obligations (other than contingent amounts for which no claim or demand has been made) shall have been paid in full in cash, and (c) the Commitments shall have expired or been terminated.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both (as provided for in Section 8.01) would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that has: (a) failed to fund any portion of its Loans within two (2) Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) failed, within two (2) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans; provided that any Lender that has failed to give such timely confirmation shall cease to be a Defaulting Lender under this clause (c) immediately upon the delivery of such confirmation, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent, (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or, other than via an Undisclosed Administration, has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (iii) become or has a parent company that has become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate disavow or disaffirm any contracts or agreements made with such Lender.

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“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Delisting” means that the Exchange publicly announces that pursuant to the rules of the Exchange, the Company Shares have ceased or will cease to be listed, traded or publicly quoted on the Exchange for any reason (and, in the case of an announcement that the Company Shares will cease to be listed, traded or publicly quoted on the Exchange, the Administrative Agent determines that the Company Shares ceasing to be listed, traded or publicly quoted on the Exchange is reasonably likely to occur) and no other Designated Exchange has publicly announced or has issued a formal letter to the Company (which has been publicly announced by the Company) confirming that it has accepted or will accept, contemporaneously with, or prior to, such cessation, the Company Shares for listing, trading or quotation.

“Deposit Obligations” means all obligations, indebtedness, and liabilities of the Borrower to any Lender or any Affiliate of any Lender which have been designated by the Borrower by written notice to the Administrative Agent as entitled to the security of the Collateral (provided that the Borrower will not be required to make any such designation with respect to obligations, indebtedness, and liabilities to any Person that would render the Loans to be subject to Regulation T or U of the Board of Governors of the Federal Reserve System) and which arise pursuant to any treasury, purchasing card, deposit, lock box, commercial credit card, stored value card, employee credit card program, controlled disbursement, ACH transactions, return items, interstate deposit network services, dealer incentive, supplier finance or similar programs, Society for Worldwide Interbank Financial Telecommunication transfer, cash pooling, operation foreign exchange management or cash management services or arrangements (including in connection with any automated clearing house transfers of funds or any similar transactions between the Borrower and any Lender, Affiliate of a Lender or the Administrative Agent) entered into by such Lender or Affiliate with the Borrower, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation, indebtedness, and liabilities of the Borrower to repay any credit extended in connection with such arrangements, interest thereon, and all fees, costs, and expenses (including reasonable attorneys’ fees and expenses) provided for in the documentation executed in connection therewith.

“Designated Exchange” means any of The New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market, or any successor to any of the foregoing.

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“Disposition” has the meaning set forth in Section 6.05.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligations or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interest that would constitute Disqualified Equity Interests, in each case, on or prior to the 91st day following the Term Loan Maturity Date; provided that (i) any Equity Interests that would constitute Disqualified Equity Interests solely because the holders thereof have the right to require the Borrower to repurchase such Disqualified Equity Interests upon the occurrence of a change of control or asset sale shall not constitute Disqualified Equity Interests if the terms of such Equity Interests (and all securities into which it is convertible or for which it is ratable or exchangeable) provide that the Borrower may not repurchase or redeem any such Equity Interests (and all securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision unless the Loan Obligations are fully satisfied simultaneously therewith and (ii) only the portion of the Equity Interests meeting one of the foregoing clauses (a) through (d) prior to the date that is ninety-one (91) days after the Term Loan Maturity Date will be deemed to be Disqualified Equity Interests. Notwithstanding the preceding sentence, (A) if such Equity Interest is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case, in the ordinary course of business of the Borrower, such Equity Interest shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Equity Interest held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or immediate family members) of the Borrower shall be considered Disqualified Equity Interests because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Institution” means, as of any date, (i) any Person that would render the Loans to be subject to Regulation T or U of the Board of Governors of the Federal Reserve System and (ii) competitors of the Borrower that are in the same or a similar line of business and, in each case, identified in writing to the Administrative Agent from time to time prior to such date (each such entity, a “Competitor”) and Affiliates of Competitors to the extent such affiliates are reasonably identifiable (on the basis of the similarity of such Affiliate’s name to the name of an entity so identified in writing) or designated in writing by the Borrower from time to time prior to such date and to the extent such Affiliates are not bona fide debt funds or investment vehicles that are primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business with appropriate information barriers in place; provided, that no such updates to the list shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation interest or any party for which the “trade date” with respect to an assignment or participation interest has occurred in respect of the Loans in compliance with the provisions of this Agreement from continuing to hold or vote such previously acquired assignments and participations or from closing an assignment or participation interest sale for which the “trade date” has previously occurred on the terms set forth herein for Lenders that are not Disqualified Institutions.

“Dollars” or “$” refers to lawful money of the U.S.

“Dutch Civil Code” means the Burgerlijk Wetboek of The Netherlands.

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“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.04(b) (subject to receipt of such consents, if any, as may be required for the assignment of the applicable Loans and/or Commitments to such Person under Section 10.04(b)); provided that in any event, “Eligible Assignee” shall not include (i) any natural person or (ii) any Disqualified Institution.

“Eligible Cash Collateral” means cash and Cash Equivalents held in the Collateral Accounts.

“EMU” means the Economic and Monetary Union of the European Union.

“EMU Legislation” means the legislative measures of the European Union relating to the EMU.

“Equity Contribution” means (i) the contribution of 300,908,041 Company Shares made by Cosmetics, directly or indirectly, to the Borrower and (ii) any other cash equity contributions and investments made by Cosmetics and other investors, in each case, directly or indirectly, to the Borrower and received by the Borrower in the form of Qualified Equity Interests (or other Equity Interests reasonably satisfactory to the Arrangers); provided that, after giving effect to the Transactions, the JAB Affiliates hold, directly or indirectly, at least a majority of the Equity Interests of the Borrower.

“Equity Interests” means shares of the capital stock, partnership interests, membership interest in a limited liability company, beneficial interests in a trust or other equity interests or any warrants, options or other rights to acquire such interests but excluding any debt securities convertible into such Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

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“ERISA Event” means (a) any Reportable Event; (b) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (c) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA) applicable to such Pension Plan, whether or not waived; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standards with respect to any Pension Plan or the failure by the Borrower or any of its ERISA Affiliates to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan; (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (f) a determination that any Pension Plan is, or is reasonably expected to be, in “at-risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (g) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (h) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (i) the failure by the Borrower or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (j) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA) or (k) with respect to any Foreign Benefit Plan, (A) the failure to make or remit any employer or employee contributions required by applicable Law or by the terms of such Foreign Benefit Plan; (B) the failure to register or loss of registration in good standing with applicable regulatory authorities of any such Foreign Benefit Plan required to be registered; or (C) the failure of such Foreign Benefit Plan to comply with any material provisions of applicable Law or regulations or with the material terms of such Foreign Benefit Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” means the single currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate but does not include any Loan or Borrowing bearing interest at a rate determined by reference to clause (c) of the definition of “Alternate Base Rate.”

“Event of Default” has the meaning set forth in Section 8.01.

“Exchange” means The New York Stock Exchange or its successor, or if the Collateral Shares are not listed for trading on such exchange, the Designated Exchange that is the primary trading market for the Collateral Shares.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

“Exchange Day” means any day the applicable Designated Exchange is open for trading during its regular trading session.

“Excluded Account” means any deposit accounts (as defined in the UCC) or securities accounts (as defined in the UCC) held by the Borrower (i) consisting solely of withheld income taxes and federal, state or local employment taxes in such amounts as are required in the reasonable judgment of the Borrower in the ordinary course of business to be paid to the IRS or state or local government agencies, (ii) the maximum daily balance of which does not exceed $1,000,000 individually, or in the aggregate, together with the aggregate maximum daily balance of all such other accounts excluded pursuant to this clause (ii) at any time, (iii) zero balance accounts so long as the balance in such account is zero at the end of each Business Day and (iv) any other funds which the Borrower is permitted or otherwise not prohibited by the terms of this Agreement to hold as an escrow or fiduciary for, or in respect of which a Lien not prohibited under Section 6.02 has been granted to, another Person.

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“Excluded Assets” means with respect to any assets located in the U.S.:

(a)          (x) any fee owned real property and (y) any real property leasehold rights and interests (it being understood there shall be no requirement to obtain any landlord or other third party waivers, estoppels or collateral access letters), or any fixtures affixed to any real property to the extent (A) such real property does not constitute Collateral and (B) a security interest in such fixtures may not be perfected by a UCC financing statement in the jurisdiction of organization of the applicable Loan Party;

(b)          any motor vehicles, aircraft and other assets subject to certificates of title;

(c)          any commercial tort claims that, in the reasonable determination of the Borrower, are not expected to result in a judgment in excess of $10,000,000;

(d)          any letter of credit rights (other than to the extent consisting of supporting obligations that can be perfected solely by the filing of a UCC financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights other than filing of a UCC financing statement));

(e)          any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby (excluding any prohibition or restriction that is ineffective under the UCC);

(f)          any assets to the extent the pledge thereof or grant of security interests therein (x) is prohibited or restricted by applicable Law, rule or regulation, (y) would cause the destruction, invalidation or abandonment of such asset under applicable Law, rule or regulation, or (z) requires any consent, approval, license or other authorization of any third party or Governmental Authority (excluding any prohibition or restriction that is ineffective under the UCC), unless such consent, approval, license or other authorization has been obtained;

(g)          any Excluded Accounts;

(h)          any lease, license or agreement, or any property subject to a purchase money security interest, capital lease obligation or similar arrangement, in each case, to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money or similar arrangement or create a right of termination in favor of any other party thereto (other than any Borrower or a Restricted Subsidiary) or otherwise require consent thereunder (other than from any Borrower or a Restricted Subsidiary) after giving effect to the applicable anti-assignment provisions of the UCC, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition;

(i)           any assets to the extent a security interest in such assets would result in material adverse Tax consequences as reasonably determined by the Borrower;

(j)          any intent-to-use application trademark application prior to the filing, and acceptance by the U.S. Patent and Trademark Office, of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law; and

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(k)          assets where the cost of obtaining a security interest therein is excessive in relation to the practical benefit to the Lenders afforded thereby as reasonably determined between the Borrower and the Administrative Agent;

provided, however that, in any event the term “Excluded Assets” shall not include any Company Shares or the Deposit Account (as defined in the HCTC Control Agreement).

“Excluded Contribution” means the Net Proceeds actually received in cash by the Borrower from and after the Closing Date to such date from any capital contributions to, or the sale of Equity Interests of, the Borrower (other than Disqualified Equity Interests).

“Excluded Swap Obligation” means, with respect to the Borrower, any obligation (a “Specified Swap Obligation”) to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, if, and to the extent that, the grant by the Borrower of a security interest to secure such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the Borrower’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the grant by the Borrower of a security interest becomes effective with respect to such Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such security interest becomes illegal.

“Excluded Taxes” means, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes or similar Taxes, in each case, imposed by the jurisdiction (i) under the laws of which such recipient is organized or in which its principal office is located or, in which it is otherwise doing business, or (ii) in which such recipient had a present or former connection (other than such connection arising from such recipient having executed, delivered, become party to, performed its obligations under, received a payment under or enforced, any Loan Document) or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profit Taxes imposed by the U.S. or any similar Tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.16(b)), any withholding Tax that is imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.14(a), (d) any Taxes attributable to such recipient’s failure to comply with Section 2.14(f), (e) Tax imposed on or measured by net income or profits under the law of The Netherlands to the extent such Tax becomes payable as a result of such recipient having a substantial interest (aanmerkelijk belang) in the Borrower as laid down in the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001) and (g) any Taxes imposed under FATCA.

“FASB” means the U.S. Financial Accounting Standards Board.

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“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any intergovernmental agreement entered into in connection with the implementation of such sections of the Code and any fiscal or regulatory legislation, rules or practices adopted thereunder.

“FCPA” has the meaning set forth in the definition of “Anti-Corruption Laws”.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three (3) federal funds brokers of recognized standing selected by it.

“Fee Letters” means (i) that certain Amended and Restated Lender Fee Letter, dated March 11, 2019, among the Borrower, the Arrangers and the Other Arrangers, and (ii) any other fee letter entered into by the Arrangers and/or the Other Arrangers.

“Financial Officer” means the chief financial officer, executive vice president of finance and administration, principal accounting officer, treasurer or controller of, unless otherwise noted, the Borrower (or any other officer or director or similar Person acting in substantially the same capacity of the foregoing).

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year, which shall end in each of March, June, September and December of each Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower for financial reporting purposes hereunder ending on or about December 31 of each calendar year.

“Foreign Benefit Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and with respect to which the Borrower has any liability or obligation to contribute.

“GAAP” means generally accepted accounting principles in the U.S. promulgated by FASB.

“Governmental Authority” means the government of the U.S., the U.K. or The Netherlands, any other nation or any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank, commission, tribunal, department, supra-national body or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

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“Guarantee” of or by any Person means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation (including any monetary obligations under an operating lease) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation (including any monetary obligations under an operating lease) of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“HCTC” has the meaning set forth in the preamble hereto.

“HCTC Control Agreement” means that certain Deposit Account Control Agreement, dated as of the date hereof, by and among the Borrower, the Collateral Agent and HSBC USA.

“HSBC” has the meaning set forth in the preamble hereto.

“HSBC USA” means HSBC Bank USA, National Association.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; (d) all obligations of such Person in respect of the deferred purchase price of property (excluding (i) trade payables, (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with Accounting Standards, (iii) expenses accrued in the ordinary course of business and (iv) obligations resulting from take-or-pay contracts entered into in the ordinary course of business) which purchase price is due more than six (6) months after the date of placing such property in service or taking delivery of title thereto; (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided that the amount of such Indebtedness will be the lesser of (i) the fair market value of such asset as determined by such Person in good faith on the date of determination and (ii) the amount of such Indebtedness of other Persons; (f) all Capital Lease Obligations of such Person; (g) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, bankers’ acceptances or other similar instruments; (h) all obligations of such Person in respect of mandatory redemption or cash mandatory dividend rights on Disqualified Equity Interests; (i) all obligations of such Person under any Swap Agreement; and (j) all Guarantees by such Person in respect of the foregoing clauses (a) through (i). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of the obligations of the Borrower in respect of any Swap Agreement shall, at any time of determination and for all purposes under this Agreement, be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower would be required to pay if such Swap Agreement were terminated at such time giving effect to current market conditions notwithstanding any contrary treatment in accordance with Accounting Standards.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitee” has the meaning set forth in Section 10.03(b).

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“Information” has the meaning set forth in Section 10.12.

“Initial Investors” means the JAB Affiliates and any existing co-investor in JAB Beech Inc.

“Insolvency Regulation” has the meaning set forth in Section 3.16.

“Insolvent” with respect to any Multiemployer Plan, means the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property” means all trademarks, trade names, service names, domain names, copyrights, patents, trade secrets, know-how and other intellectual property and proprietary rights.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing or Term Loan Borrowing in accordance with Section 2.05.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each Fiscal Quarter, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), two (2), three (3) or six (6) months thereafter (or any such shorter period, including one (1) week, as the Borrower may request or twelve (12) months if requested by the Borrower and, in each case, consented to by all applicable Lenders; provided that the Borrower may request no more than twelve (12) one (1) week Interest Periods per calendar year), provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“International Accounting Standards” means the International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board, or any other generally accepted accounting principles in The Netherlands.

“Interpolated Rate” means, in relation to the LIBO Rate, the rate which results from interpolating on a linear basis between:

(a)          the applicable LIBO Rate for the longest period (for which that LIBO Rate is available) which is less than the Interest Period of that Loan; and

(b)          the applicable LIBO Rate for the shortest period (for which that LIBO Rate is available) which exceeds the Interest Period of that Loan,

each as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period of that Loan.

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“Investment” has the meaning set forth in Section 6.04.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and equal to or higher than BBB- (or the equivalent) by S&P or, if the applicable instrument is not then rated by Moody’s or S&P, an equivalent rating by any other rating agency.

“IRS” means the United States Internal Revenue Service.

“JAB Affiliate” means (i) any JAB Entity and (ii) any Person that (a) is organized by a JAB Entity or an Affiliate of a JAB Entity, and (b), directly or indirectly, is Controlled by or Under Common Control With the JAB Entities, but excluding any operating portfolio companies of the foregoing.

“JAB Entity” means each of JAB Holding Company S.à r.l and JAB Consumer Fund SCA SICAR.

“Judgment Currency” has the meaning set forth in Section 10.20.

“Latest Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Loan or commitment hereunder at such time, including the latest maturity or expiration date of any then-existing Term Loan or Revolving Commitment.

“Laws” means, collectively, all applicable international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lenders” means (a) for all purposes, the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise and (b) for purposes of the definitions of “Swap Obligations,” “Deposit Obligations” and “Secured Parties” only, shall include any Person who was a Lender or an Affiliate of a Lender at the time such Person entered into a Swap Obligation or Deposit Obligation with the Borrower and any Person who became a Lender or an Affiliate of a Lender on the Closing Date and had outstanding Swap Obligations or Deposit Obligations on the Closing Date with the Borrower, in each case, even though, at a later time of determination, such Person or such Person’s Affiliate no longer holds any Commitments or Loans hereunder. As a result of clause (b) of this definition, the Swap Obligations and Deposit Obligations owed to a Lender or its Affiliates shall continue to be Swap Obligations and Deposit Obligations, respectively, entitled to share in the benefits of the Collateral and each Guaranty as herein provided (only to the extent such Lender or such Affiliate is not a Person that would render the Loans to be subject to Regulation T or U of the Board of Governors of the Federal Reserve System), even though such Lender or such Lender’s Affiliate ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise.

“LIBO Rate” has the meaning set forth in the definition of “Adjusted LIBO Rate.”

“Lien” means any mortgage, pledge, security interest, encumbrance, hypothecation, lien or charge of any kind in the nature of security or any other agreement or arrangement having a similar effect (including any conditional sale agreement, title retention agreement or lease in the nature thereof); provided that in no event shall an operating lease be deemed to constitute a Lien.

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“Loan Documents” means this Agreement, the Security Documents that create or purport to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties, any Control Agreement, any promissory note delivered pursuant to Section 2.07(e) and any other document or instrument designated by the Borrower and the Administrative Agent as a “Loan Document.”

“Loan Modification” shall have the meaning specified in the third paragraph of Section 10.02(b).

“Loan Obligations” means all obligations, indebtedness, and liabilities of the Borrower to the Administrative Agent, the Collateral Agent and the Lenders arising pursuant to any of the Loan Documents, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation of the Borrower to repay the Loans, interest on the Loans, and all fees, costs, and expenses (including reasonable attorneys’ fees and expenses) provided for in the Loan Documents including without limitation interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any proceeding under any debtor relief law, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Local Time” means London time.

“LTV Election Notice” has the meaning set forth in Section 2.08(d)(i).

“LTV Event” has the meaning set forth in Section 2.08(d)(i).

“LTV Event Notice” has the meaning set forth in Section 2.08(d)(i).

“LTV Ratio” means, as of any date of determination, the percentage determined by dividing (a) the then-outstanding aggregate principal amount of the Loans as of the date of determination plus accrued and unpaid interest thereon and any accrued and unpaid commitment fee payable pursuant to Section 2.09(a) minus the face amount of Eligible Cash Collateral consisting of cash and the fair market value (as reasonably determined by the Administrative Agent) of the amount of Eligible Cash Collateral consisting of Cash Equivalents on deposit in the Collateral Accounts by (b) the Collateral Value.

“LTV Threshold” means 70%.

“Mandated Lead Arrangers” means Banco Santander S.A. Paris Branch, ING Bank, a branch of ING-DiBa AG and Skandinaviska Enskilda Banken AB (publ) Frankfurt Branch.

“Market Reference Price” means, as of any date of determination, the closing sale price per share (or if no closing sale price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices as reasonably determined by the Administrative Agent) of the Collateral Shares on the Exchange as reported in composite transactions for the Exchange on (x) such date of determination, if such date of determination is an Exchange Day and the relevant determination is made following the close of trading on the Exchange on such Exchange Day and (y) otherwise, the immediately preceding day (or if such date is not an Exchange Day for the Exchange, the immediately preceding Exchange Day for the Exchange).

“Material Adverse Effect” means (a) on the Closing Date, any event described in clause (iv) or clause (viii) of Section 14 (Conditions to Offer) of the “Offer to Purchase” filed by the Borrower with the SEC on or about February 13, 2019 and (b) after the Closing Date, a material and adverse effect on (i) the assets of the Borrower, (ii) the rights of or remedies available to the Administrative Agent, the Collateral Agent or any of the Lenders, taken as a whole, under any Loan Document or (iii) the ability of the Borrower to perform its payment obligations under the Loan Documents.

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“Maturity Date” means the Revolving Maturity Date and Term Loan Maturity Date, as applicable.

“Maximum Rate” has the meaning set forth in Section 10.13(a).

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Multiemployer Plan” means any Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any Prepayment Event, any capital contribution, other Equity Contribution to the Borrower or any sale of Equity Interests of the Borrower, (a) the cash proceeds received in respect of such event, including any cash received in respect of any non-cash proceeds, but only as and when received, net of (b) the sum of (i) all fees and out-of-pocket expenses (including underwriting discounts, investment banking fees, commissions, collection expenses and other customary transaction costs) paid or reasonably estimated to be payable by the Borrower in connection with such event, and (ii) the amount of all Taxes paid (or reasonably estimated to be payable) by the Borrower.

“Non-Consenting Lender” has the meaning set forth in Section 2.16(b).

“Not Otherwise Applied” means, with reference to any amount of Net Proceeds of any transaction or event, that such amount was not required to be applied to prepay the Loans pursuant to Section 2.08.

“Obligations” means all Loan Obligations, the Swap Obligations and all Deposit Obligations.

“OFAC” has the meaning set forth in the definition of “Sanctions”.

“Offer Documents” has the meaning set forth in the recitals hereto.

“Other Arrangers” means a collective reference to the Mandated Lead Arrangers and Credit Agricole Corporate and Investment Bank.

“Other Taxes” means any and all present or future stamp or documentary Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are described in clause (a)(ii) of the definition of Excluded Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16(b)).

“Parent Company” means any Person of which the Borrower is an indirect subsidiary.

“Participant” has the meaning set forth in Section 10.04(c)(i).

“Participant Register” has the meaning set forth in Section 10.04(c)(ii).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to the EMU.

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“Patriot Act” has the meaning set forth in Section 10.18.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“Perfection Requirements” means the filing of appropriate UCC financing statements, the filing of the appropriate assignments or notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, and the execution of appropriate Control Agreements, in each case, in favor of the Collateral Agent for the benefit of the Secured Parties and the delivery to the Collateral Agent of any stock certificate or promissory note required to be delivered pursuant to the applicable Loan Documents, together with instruments of transfer executed in blank and “control” over all certificated and uncertificated Equity Interests, deposit accounts and securities accounts other than Excluded Accounts.

“Permitted Holders” means (a) the Initial Investors and (b) any Person with which one or more of the Initial Investors form a “group” (within the meaning of Section 14(d) of the Exchange Act), so long as in the case of this clause (b), the Initial Investors own more than 50% of the relevant voting stock owned by such group.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which the Borrower or, with respect to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA only, any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” means IntraLinks/IntraAgency, DebtDomain, SyndTrak or another relevant website or other information platform.

“Pledged Collateral” means, collectively, each promissory note, Tangible Chattel Paper, and Instruments evidencing Indebtedness for borrowed money in excess of $5,000,000 owed to the Borrower (other than promissory notes, Tangible Chattel Paper, and Instruments that constitute Excluded Assets) that is required to be pledged by the Borrower pursuant to Section 5.10.

“Prepayment Amount” has the meaning set forth in Section 2.08.

“Prepayment Election” has the meaning set forth in Section 2.08.

“Prepayment Event” means:

(a)          any Disposition by the Borrower of the Collateral Shares; and

(b)          the receipt by Borrower of the proceeds of dividends or other distributions to the Borrower from the Company, including proceeds of material asset sales made by the Company after all obligations under the Company Credit Agreement have been paid in full or such obligations are waived.

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“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Proceeds” has the meaning given to such term in the UCC.

“Prohibited Transaction” has the meaning set forth in Section 406 of ERISA and Section 4975(c)(1) of the Code.

“Qualified Equity Interests” means any Equity Interest of a Person that is not a Disqualified Equity Interest.

“Register” has the meaning set forth in Section 10.04(b)(v).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents and other representatives of such Person and such Person’s Affiliates.

“Reportable Event” means any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Pension Plan.

“Required Lenders” means, at any time, Lenders having more than 50% of the sum of (a) the total Revolving Exposure, (b) the Term Loans, (c) the unused Term Commitments and (d) the unused Total Revolving Commitments; provided that with respect to the determination of Required Lenders, the Loans and unused Commitments held or deemed held by any Defaulting Lender shall be excluded.

“Responsible Officer” means the chief executive officer, president, any vice president, any Financial Officer or secretary or director or similar Person of the Borrower (or such other entity to which such reference relates) or any other Person designated by the board of directors or managing officers, respectively, in a resolution.

“Restricted Indebtedness” has the meaning set forth in Section 6.06(b).

“Restricted Lender” has the meaning set forth in Section 1.08.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower.

“Revolving Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The amount of each Lender’s Revolving Commitment as of the Closing Date is set forth on Schedule 2.01. The aggregate amount of the Lenders’ Revolving Commitments as of the Closing Date is $150,000,000.

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“Revolving Exposure” means, with respect to any Lender at any time, the outstanding principal amount of such Lender’s Revolving Loans at such time.

“Revolving Facility” means the Revolving Commitments and the extensions of credit made thereunder.

“Revolving Lender” means, as of any date of determination, each Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01(b).

“Revolving Maturity Date” means the earlier of (x) the date that is three (3) years from the Closing Date and (y) the date on which the Term Loans are paid in full.

“S&P” means Standard & Poor’s Financial Services, LLC, or any successor to the ratings agency business thereof.

“Sanctioned Country” means, at any time, a country or territory which is itself or whose government is the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person, located, organized or resident in a Sanctioned Country or (c) any Person owned 50% or more or controlled by any such Person or Persons referred to in clause (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means the (a) Administrative Agent, (b) the Collateral Agent, (c) the Lenders, (d) each provider of arrangements the obligations under which constitute Deposit Obligations, so long as such provider is not a Person that would render the Loans to be subject to Regulation T or U of the Board of Governors of the Federal Reserve System, and (e) each counterparty to any Swap Agreement the obligations under which constitute Swap Obligations, so long as such counterparty is not a Person that would render the Loans to be subject to Regulation T or U of the Board of Governors of the Federal Reserve System.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

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“Security Documents” means this Agreement, the Control Agreements executed and delivered by the Borrower on the Closing Date and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.07 to secure any Obligation.

“Specified Representations” means those representations and warranties made by the Borrower in Sections 3.01(a), 3.02, 3.03(b)(ii), 3.07, 3.12, 3.13, 3.14 (as it relates to the creation, validity and perfection of the security interests in the Collateral), 3.15(a)(ii) and 3.15(d).

“Specified Swap Obligation” has the meaning specified in the definition of “Excluded Swap Obligation.”

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Swap Agreement” means any agreement with respect to any swap, cap, collar, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current, former or future directors, officers, members of management, employees or consultants of the Borrower shall be a Swap Agreement.

“Swap Obligations” means all obligations, indebtedness, and liabilities (other than Excluded Swap Obligations) of the Borrower to any Lender or any Affiliate of any Lender which have been designated by the Borrower by written notice to the Administrative Agent as entitled to the security of the Collateral (provided that the Borrower will not be required to make any such designation with respect to obligations, indebtedness, and liabilities to any Person that would render the Loans to be subject to Regulation T or U of the Board of Governors of the Federal Reserve System) which arise pursuant to any Swap Agreements with the Borrower whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, all fees, costs, and expenses (including reasonable attorneys’ fees and expenses) provided for in such Swap Agreements.

“Taxes” means all present or future taxes, levies, imposts, duties (including customs, stamp or mortgage duties), deductions, charges or withholdings (including backup withholdings) imposed by any Governmental Authority including any interest, additions to tax or penalties applicable thereto.

“Tender Offer” has the meaning set forth in the recitals hereto.

“Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Term Loans hereunder, expressed as an amount representing the maximum principal amount of the Term Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Term Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Commitment, as applicable. The initial aggregate amount of the Lenders’ Term Commitments is $1,770,000,000.

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“Term Facility” means the Term Commitments and the extensions of credit made thereunder.

“Term Lender” means, as of any date of determination, each Lender with a Term Commitment or an outstanding Term Loan.

“Term Loan Maturity Date” means the date that is three (3) years from the Closing Date.

“Term Loans” means a Loan made pursuant to clause (a) of Section 2.01.

“Total Revolving Commitments” means, at any time, the aggregate of the Revolving Commitments of all Lenders (or their respective Affiliates) at such time.

“Transactions” means:

(a)          the execution and delivery of this Agreement and the other Loan Documents and the funding of the Loans on the Closing Date;

(b)          the Equity Contribution

(c)          the consummation of the Tender Offer; and

(d)          the transactions related to the foregoing, including the payment of all fees, costs and expenses incurred in connection with the transactions described in the foregoing provisions of this definition.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“U.K.” means the United Kingdom.

“U.S.” means the United States of America.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UCC Filing Collateral” has the meaning set forth in the last paragraph of Section 4.01.

“Uncertificated Securities Control Agreement” means that certain Uncertificated Securities Control Agreement, dated as of the date hereof, by and among the Borrower, the Collateral Agent, and the Company.

“Undisclosed Administration” means in relation to a Lender or a parent company of such Lender, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or parent company, as the case may be, is subject to home jurisdiction supervision if applicable Law requires that such appointment is not to be publicly disclosed.

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“VAT” means (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent” means the Borrower.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02         Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan” or “Term Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan” or “Eurodollar Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing” or “Term Loan Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing” or “Eurodollar Term Loan Borrowing”).

Section 1.03         Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document (including any Loan Document) herein shall be construed as referring to such agreement, instrument or other document (including any Loan Document) as from time to time amended, restated, amended and restated, supplemented, extended, renewed, replaced, refinanced or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements, extensions, renewals, replacements, refinancings or modifications set forth herein), (b) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof or thereof, (d) all references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles and Sections, clauses and paragraphs of, and Exhibits and Schedules to, this Agreement or such Loan Document, as applicable, and (e) the words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04         Accounting Terms; Accounting Standards. If at any time any change in Accounting Standards or the application thereof would affect the computation or interpretation of any requirement or other provision set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such requirement or other provision to preserve the original intent thereof in light of such change in Accounting Standards or the application thereof (subject to the approval of the Required Lenders not to be unreasonably withheld, conditioned or delayed); provided that until so amended, (i) (A) such requirement or other provision shall continue to be computed or interpreted in accordance with Accounting Standards or the application thereof prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such requirement or other provision made before and after giving effect to such change in Accounting Standards or the application thereof or (ii) the Borrower may elect to fix Accounting Standards (for purposes of such requirement or other provision) as of another later date notified in writing to the Administrative Agent from time to time.

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Notwithstanding the foregoing, for purposes of determining compliance with any covenant contained herein, Indebtedness of the Borrower shall be determined without giving effect to (i) any election under the FASB’s Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under the FASB’s Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

Section 1.05         Business Days; Payments. If any payment or performance under any Loan Document shall be due on a day that is not a Business Day, the date for payment or performance shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 1.06         Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Loans in connection with any Loan Modification or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in cash” or any other similar requirement.

Section 1.07         Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.08         Restricted Lenders. With respect to any Lender, Section 3.15, Section 5.09 and Section 6.10 shall only apply to the extent that these provisions would not result in (a) any violation of, conflict with or liability under EU Regulation (EC) 2271/96, as amended (or any implementing law or regulation in any member state of the European Union or the U.K.) or (b) a violation or conflict with section 7 of the German Foreign Trade Act (Außenwirtschaftsverordnung) (each such lender to whom Section 3.15, Section 5.09 and Section 6.10 shall not apply as described above being a “Restricted Lender”). In connection with any amendment, waiver, determination or direction relating to any part of Section 3.15, Section 5.09 and/or Section 6.10 of which a Restricted Lender does not have the benefit, the Commitments of that Restricted Lender will be excluded for the purpose of determining whether the consent of the Required Lenders has been obtained or whether the determination or direction by the Required Lenders has been made, unless the relevant Restricted Lender has (in its absolute discretion) notified the Administrative Agent in writing that it does have, in the given circumstances, the benefit of the provision in respect of which the relevant measure is sought.

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Section 1.09         Dutch Terms. In this Agreement, where it relates to a Dutch person or the context so requires, a reference to:

“Netherlands” means the European part of the Kingdom of The Netherlands and Dutch means in or of The Netherlands;

“works council” means each works council (ondernemingsraad) or central or group works council (centrale of groeps ondernemingsraad) having jurisdiction over that person;

“necessary action to authorize” includes any action required to comply with the Works Councils Act of The Netherlands (Wet op de ondernemingsraden), followed by a neutral or positive advice (advies) from the works council of that person;

“constitutional documents” means the articles of association (statuten) and deed of incorporation (akte van oprichting) and an up-to-date extract of registration of the Trade Register of the Dutch Chamber of Commerce;

“security interest” or “security” includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame) and any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijke zekerheid);

“winding-up”, “administration” or “dissolution” includes declared bankrupt (failliet verklaard) or dissolved (ontbonden);

“moratorium” includes (voorlopige) surseance van betaling and “a moratorium is declared” includes (voorlopige) surseance verleend;

“procedure or step” taken in connection with insolvency proceedings includes that person having filed a notice under Section 36 of the Tax Collection Act of The Netherlands (Invorderingswet 1990) or Section 60 of the Social Insurance Financing Act of The Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Tax Collection Act of The Netherlands (Invorderingswet 1990);

“liquidator” includes a curator or a beoogd curator;

“administrator” includes a bewindvoerder or a beoogd bewindvoerder; and

“attachment” includes a conservatoir beslag or executoriaal beslag.

Article II

THE CREDITS

Section 2.01         Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees (a) to make a Term Loan in Dollars to the Borrower on the Closing Date in an aggregate principal amount not exceeding its Term Commitment and (b) to make Revolving Loans in Dollars to the Borrower, from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (ii) the aggregate Revolving Exposure of all Lenders exceeding the aggregate Revolving Commitment of all Lenders. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid in respect of Term Loans may not be reborrowed.

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Section 2.02         Loans and Borrowings.

(a)          Loans Made Ratably. Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)          Initial Type of Loans. Subject to Section 2.11, (i) each Term Loan Borrowing in Dollars shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith and (ii) each Revolving Borrowing by the Borrower shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)          Minimum Amounts; Limitation on Eurodollar Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $3,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that Revolving Borrowings may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of eighteen (18) Revolving Eurodollar Borrowings outstanding and four (4) Term Eurodollar Borrowings outstanding.

(d)          Limitation on Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing as a Eurodollar Loan if the Interest Period requested with respect thereto would end after the Revolving Maturity Date in the case of a Revolving Loan or the Term Loan Maturity Date, in the case of a Term Loan.

Section 2.03         Requests for Borrowings.1 To request a Revolving Borrowing or Term Loan Borrowing, the Borrower shall provide written notice (including by email) to the Administrative Agent of such request by (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, Local Time, three (3) Business Days (or such later time as the Administrative Agent may agree), or in the case of the initial Borrowing on the Closing Date, not later than 9:00 a.m., Local Time, one (1) Business Day, in each case, before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., Local Time, two (2) Business Days (or such later time as the Administrative Agent may agree) before the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and in the form of a written Borrowing Request approved by the Administrative Agent and signed by the Borrower. Each such written Borrowing Request shall specify the following information in compliance with Section 2.02:

1 WARNING: Please seek Dutch legal advice (i) until the interpretation of the term “public” (as referred to in Article 4.1(1) of the Capital Requirements Regulation (EU/575/2013)) has been published by the competent authority, if the share of a Lender in any utilisation requested by a Dutch borrower is less than EUR 100,000 (or the foreign currency equivalent thereof) and (ii) as soon as the interpretation of the term “public” has been published by the competent authority, if the Lender is considered to be part of the public on the basis of such interpretation.

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(a)          whether the requested Borrowing is to be a Revolving Borrowing, or a Term Loan Borrowing (and, as applicable, the Class of such Borrowing);

(b)          the aggregate amount of such Borrowing, subject to the limitations set forth herein;

(c)          the date of such Borrowing, which shall be a Business Day;

(d)          whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(e)          in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(f)          the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Type of a Borrowing by the Borrower is specified, then the requested Borrowing shall be a Eurodollar Borrowing with an Interest Period of one (1) month’s duration. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04         Funding of Borrowings.

(a)          By Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 10:00 a.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by wire transfer, automated clearing house debit or interbank transfer to such other account, accounts or Persons designated by the Borrower in the applicable Borrowing Request.

(b)          Fundings Assumed Made. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section 2.04 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a lender that shall have failed to make such payment to the Administrative Agent.

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Section 2.05         Interest Elections.

(a)          Conversion and Continuation. Each Revolving Borrowing and Term Loan Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.05. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)          Delivery of Interest Election Request. To make an election pursuant to this Section 2.05, the Borrower shall notify the Administrative Agent of such election by written notice (including by email) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and in a form approved by the Administrative Agent and signed by the Borrower.

(c)          Contents of Interest Election Request. Each written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)           the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)          the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)         whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)         if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

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(d)          Notice to the Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)          Automatic Conversion. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the third (3rd) Business Day prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Eurodollar Borrowing with an Interest Period of one (1) month’s duration.

(f)          Limitations on Election. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower in writing, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to a Eurodollar Borrowing with an Interest Period of one (1) month’s duration at the end of the Interest Period applicable thereto.

Section 2.06         Termination and Reduction of Commitments.

(a)          Termination Date. Unless previously terminated, (i) the Term Commitments shall terminate upon the making of the Term Loans on the Closing Date and (ii) the Revolving Commitments shall terminate on the Revolving Maturity Date.

(b)          Optional Termination or Reduction. The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or, if less, the remaining amount of the relevant Commitments) and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.08, (A) any Lender’s Revolving Exposure exceeds such Lender’s Revolving Commitment or (B) the aggregate Revolving Exposure of all Lenders exceeds the aggregate Revolving Commitment of all Lenders, in each case, calculated as of such date of termination or reduction.

(c)          Notice of Termination or Reduction. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under clause (b) of this Section 2.06 at least three (3) Business Days, or such shorter period as may be agreed by the Administrative Agent, prior to the effective date of such termination or reduction specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(c) shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

Section 2.07         Repayment of Loans; Evidence of Debt.

(a)          Promise to Pay. The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan of such Lender made to the Borrower on the Revolving Maturity Date and (ii) to the Administrative Agent for the account of each Term Lender the then unpaid principal amount of each Term Loan of such Lender made to the Borrower on the Term Loan Maturity Date.

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(b)          Lender Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender by the Borrower from time to time hereunder.

(c)          Administrative Agent Records. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the currency, Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders from the Borrower and each Lender’s share thereof.

(d)          Prima Facie Evidence. The entries made in the accounts maintained pursuant to clause (b) or (c) of this Section 2.07 shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between such accounts of the Administrative Agent and any Lender’s records, the Administrative Agent’s accounts shall govern, and in the event of any inconsistency between the Administrative Agent’s accounts and the Register, the Register shall govern.

(e)          Request for a Note. Any Lender may request that Loans of any Class made by it be evidenced by a promissory note; provided that any such promissory notes to be issued on the Closing Date shall be requested by the relevant Lender at least three (3) Business Days prior to the Closing Date. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to such payee and its registered assigns; provided that in the event of any assignment of Loans evidenced by a promissory note, the Borrower shall not be obligated to execute and deliver a promissory note to the assignee of such Loans unless and until the assignor Lender has returned its promissory note to the Borrower or the Borrower has received a lost note affidavit and indemnity from the assigning Lender in form and substance reasonably acceptable to the Borrower.

Section 2.08         Prepayment of Loans.

(a)          Optional Prepayment. The Borrower shall have the right at any time and from time to time to prepay any Borrowing of any Class in whole or in part without prepayment penalty or premium, subject to the requirements of this Section 2.08 and Section 2.13.

(b)          Mandatory Prepayment of Revolving Loans. In the event and on such occasion that (i) such Lender’s Revolving Exposure exceeds such Lender’s Revolving Commitment or (ii) the aggregate Revolving Exposure of all Lenders exceeds the aggregate Total Revolving Commitment of all Lenders, in each case, calculated as of the applicable date of determination, the Borrower shall prepay Revolving Borrowings in an aggregate amount to eliminate such excess.

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(c)          Mandatory Prepayments from Net Proceeds of Prepayment Event. In the event and on each occasion that any Net Proceeds are received by or on behalf the Borrower in respect of any Prepayment Event, the Borrower shall, within three (3) Business Days after such Net Proceeds are received, prepay, or cause to be prepaid, the Loans ratably in accordance with the outstanding principal amount of each Class thereof, in an aggregate amount equal to 100% of the amount of such Net Proceeds, in accordance with Section 2.08(e); provided that, notwithstanding anything to the contrary herein, so long as no Event of Default has occurred and is continuing, the Borrower may retain proceeds of dividends and other distributions described in clause (b) of the definition of “Prepayment Event” in an aggregate amount not to exceed at any time $60,000,000 before any mandatory prepayment is required pursuant to this Section 2.08(c); provided, however, that no prepayment shall be required under this clause (c) unless the aggregate amount of such prepayment exceeds $1,000,000.

(d)          LTV Prepayment. If the LTV Ratio exceeds the LTV Threshold for three (3) consecutive Business Days (such determination, a “LTV Event”), the Administrative Agent shall notify the Borrower in writing thereof (such notice, a “LTV Event Notice”) and the Borrower shall, no later than five (5) Business Days after receipt of such notice, notify the Administrative Agent in writing of its election, substantially in the form of Exhibit E attached hereto (or such other form as the Administrative Agent may reasonably agree) (such notice, a “LTV Election Notice”) to prepay the Term Loans with the Net Proceeds of (i) an Equity Contribution received by the Borrower after receipt by the Borrower of the LTV Event Notice and/or (ii) a Disposition of Collateral Shares, in each case, in an aggregate amount sufficient to cause the LTV Ratio as of the date of the LTV Election Notice to be equal to or less than the LTV Threshold after giving effect to such prepayment. The Borrower shall make any prepayment required by the preceding sentence no later than ten (10) Business Days after delivery of the LTV Election Notice. For the avoidance of doubt, the Administrative Agent may at any time after delivery of an LTV Event Notice deliver additional LTV Event Notices if an LTV Event would occur after the prepayment of the Term Loans set forth in the initial LTV Election Notice.

(e)          Notice of Prepayment; Application of Prepayments. The Borrower shall notify the Administrative Agent of any optional prepayment under Section 2.08(a) in the form attached hereto as Exhibit C (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:30 a.m., Local Time (or such later time as the Administrative Agent may agree), three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:30 a.m., Local Time (or such later time as the Administrative Agent may agree), two (2) Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, a notice of optional prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10. Prepayments of Loans pursuant to Sections 2.08(c) shall be applied (x) first, to pay the outstanding Revolving Loans (without a corresponding reduction in Revolving Commitments), (y) second, to accrued and unpaid interest on the Loans, and (z) third, to prepay the outstanding principal amount of Term Loans.

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Notwithstanding any of the other provisions of this Section 2.08, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Loans is required to be made under this Section 2.08 prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.08 in respect of any such Eurodollar Loan prior to the last day of the Interest Period therefor, the Borrower may, in its discretion, elect (such election, a “Prepayment Election”) to deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder (the “Prepayment Amount”) together with accrued interest to the last day of such Interest Period into the Closing Date Deposit Account until the last day of such Interest Period and shall instruct HSBC USA to pay the Prepayment Amount to the Administrative Agent (without any further action by or notice to or from the Borrower) to apply such amount to the prepayment of such Loans in accordance with this Section 2.08; provided, that upon making a Prepayment Election, the Borrower shall provide notice of such Prepayment Election to the Administrative Agent, with a copy to the Collateral Agent (which notice may be sent by email) certifying (i) the Prepayment Amount, (ii) that such Prepayment Amount has been deposited into the Closing Date Deposit Account in accordance with the terms of this Section 2.08, and (iii) that the Borrower has instructed HSBC USA (including by way of pre-positioning a payment instruction via online banking) to pay the Prepayment Amount to the Administrative Agent in accordance with this Section 2.08. Upon receipt of such notice, the Administrative Agent shall instruct the Collateral Agent to request from HSBC USA an account statement for the Closing Date Deposit Account and following receipt of such instruction the Collateral Agent shall request such account statement from HSBC USA. Upon receipt of such account statement, the Collateral Agent shall promptly deliver such information to the Administrative Agent. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.08. Such deposit shall be deemed to be a prepayment of such Loans by the Borrower for all purposes under this Agreement; provided, that such prepayment is made to the Administrative Agent on the last day applicable Interest Period.

Section 2.09         Fees.

(a)          Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at a rate per annum equal to 0.35% times the average daily unused amount of each Revolving Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which such Revolving Commitment terminates. Accrued commitment fees in respect of the Revolving Commitments shall be payable in arrears on the date which is three (3) Business Days following the last day of each Fiscal Quarter of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of three hundred and sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). A Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans.

(b)          Agent Fees. The Borrower agrees to pay to the each Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and each Agent.

(c)          Other Fees. The Borrower agrees to pay to the other fees set forth in each Fee Letter as and when required pursuant to the terms of such Fee Letter.

(d)          Payment of Fees. All fees payable hereunder shall be paid in Dollars on the dates due, in immediately available funds, to the Administrative Agent (or to the Collateral Agent, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances (absent manifest error in the amount paid).

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Section 2.10         Interest.

(a)          ABR Borrowings. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate for ABR Borrowings.

(b)          Eurodollar Borrowings. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate for Eurodollar Borrowings.

(c)          Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due (after giving effect to any applicable grace period), whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.10 or (ii) in the case of any other amount, 2% per annum plus the rate then applicable to ABR Revolving Loans, in each case, as provided in clause (a), or if applicable, clause (b), of this Section 2.10.

(d)          Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan occurring after the Closing Date and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to clause (c) of this Section 2.10 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than (x) a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period and (y) as provided in Section 2.08(e)), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)          Computation. All interest hereunder shall be computed on the basis of a year of three hundred and sixty (360) days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate or other applicable “prime rate” shall be computed on the basis of a year of three hundred and sixty five (365) days (or three hundred and sixty six (366) in a leap year) and, in each case, shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.11         Alternate Rate of Interest.

(a)          If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i)           the Administrative Agent determines in good faith (which determination shall be conclusive absent manifest error) that adequate and reasonable means (including, without limitation, by means of an Interpolated Rate) do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(ii)          the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

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then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by email as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (which notification shall be given promptly after the Administrative Agent obtains notice from the Required Lenders of the cessation of such circumstances), (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and such Borrowing shall be converted to or continued as a Eurodollar Borrowing with an Interest Period of one (1) month’s duration and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as a Eurodollar Borrowing with an Interest Period of one (1) month’s duration.

(b)          If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that either (i) the circumstances set forth in subparagraph (a) of this Section 2.11 have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in subparagraph (a) of this Section 2.11 have not arisen but the supervisor for the administrator of the Adjusted LIBO Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Adjusted LIBO Rate shall no longer be used for determining interest rates for loans (in the case of either such clause (i) or (ii), an “Alternative Interest Rate Election Event”), the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Adjusted LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for leveraged syndicated loans in the U.S. at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 10.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days after the date notice of such alternate rate of interest is provided to the Lenders, a written notice from Required Lenders stating that they object to such amendment. To the extent an alternate rate of interest is adopted as contemplated hereby, the approved rate shall be applied in a manner consistent with prevailing market convention; provided that to the extent such prevailing market convention is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent and the Borrower. From such time as an Alternative Interest Rate Election Event has occurred and continuing until an alternate rate of interest has been determined in accordance with the terms and conditions of this paragraph, (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, an Adjusted LIBO Rate Loan shall be ineffective, and (y) if any Borrowing Request requests an Adjusted LIBO Rate Loan, such Borrowing shall be made as a Eurodollar Borrowing with an Interest Period of one (1) month’s duration; provided that to the extent such Alternative Interest Rate Election Event is as a result of clause (ii) above in this subparagraph (b), then clauses (x) and (y) of this sentence shall apply during such period only if the Adjusted LIBO Rate for such Interest Period is not available or published at such time on a current basis. Notwithstanding anything contained herein to the contrary, if such alternate rate of interest as determined in this subparagraph (b) is determined to be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

Section 2.12         Increased Costs.

(a)          Change In Law. If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

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(ii)          subject the Administrative Agent or any Lender to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its Loans, loan principal, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)         impose on any Lender or the London interbank market any other condition (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)          Capital Adequacy. If any Lender determines that any Change in Law regarding capital adequacy, insurance or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy, insurance or liquidity), then from time to time upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)          Delivery of Certificate. A certificate of a Lender setting forth the amount or amounts in good faith necessary to compensate such Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 2.12 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(d)          Limitation on Compensation. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.12 for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)          Notwithstanding anything contained herein to the contrary, a Lender shall not be entitled to any compensation pursuant to this Section 2.12 to the extent such Lender is not imposing such charges or requesting such compensation from borrowers (similarly situated to the Borrower) under comparable syndicated credit facilities as a matter of general practice and policy.

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(f)          Illegality. If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the LIBO Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all applicable Eurodollar Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 2.13.

Section 2.13         Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert to or from, continue as or prepay any Eurodollar Revolving Loan, Eurodollar Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(e) and is revoked in accordance therewith), or (d) the reallocation of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the actual loss, cost and expense (excluding any loss of margin) attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits of the applicable currency and of a comparable amount and period from other banks in the Eurodollar market it being understood that such loss, cost or expense shall in any case exclude any interest rate floor and all administrative, processing or similar fees. Any Lender requesting compensation under this Section 2.13 shall be required to deliver a certificate to the Borrower that sets forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, the basis therefor and, in reasonable detail, the manner in which such amount or amounts were determined, which certificate shall be conclusive absent manifest error; provided that in no event shall this Section 2.13 require a Lender to disclose information that is confidential or commercially sensitive. The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof. Notwithstanding anything contained in the forgoing provisions, no Lender shall be entitled to any compensation from the Borrower under this Section 2.13 unless such Lender is generally charging the relevant amounts to similarly situated borrowers under comparable syndicated credit facilities as a matter of general practice and policy.

Section 2.14         Taxes.

(a)          Gross Up. Except as required by applicable Law, any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes; provided that if the applicable Withholding Agent shall be required to deduct or withhold any Taxes from such payments, then (i) the applicable Withholding Agent shall make such deductions and timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and (ii) if such Tax is an Indemnified Tax, the sum payable by the Borrower shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section) any Agent or any Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

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(b)          Payment of Other Taxes. Without duplication of any Tax paid under Section 2.14(a), the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law or, at the option of the applicable Agent, timely reimburse the applicable Agent for the payment of Other Taxes.

(c)          Tax Indemnification. The Borrower shall indemnify the Administrative Agent, the Collateral Agent and each Lender, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes paid by the applicable Agent or such Lender or required to be withheld or deducted from a payment to the applicable Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document or in connection with any registration or presentation of a Loan Document with any authority or court (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the applicable Agent), or by the applicable Agent, in each case on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)          Receipts. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.14, the Borrower shall deliver to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)          Agent Indemnity. Each Lender shall indemnify the Collateral Agent and the Administrative Agent, within ten (10) days after demand therefor, for (i) the full amount of any Taxes imposed by any Governmental Authority that are attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Collateral Agent and the Administrative Agent for such Taxes and without limiting the obligation of the Borrower to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(c)(ii) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Collateral Agent or Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Collateral Agent or the Administrative Agent, as applicable, in good faith, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Collateral Agent or the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes each of the Collateral Agent and Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent or the Collateral Agent, as applicable, to the Lender from any other source against any amount due to the Collateral Agent or the Administrative Agent under this clause (e).

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(f)          Status of Lenders.

(i)           Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law and reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.14(f)(ii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)          Without limiting the generality of the foregoing, if a payment made to a Lender under any Loan Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.14(f) “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, or if any payment to a Lender under this Agreement would be subject to withholding but for delivery of a form or certification, it shall deliver or update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)          Refund. If the applicable Agent or a Lender receives or benefits from a credit or refund of any Indemnified Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund or credit amount to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of the applicable Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the applicable Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the applicable Agent or such Lender in the event the applicable Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require any Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

(h)          Survival. Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of an Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the payment, satisfaction, or discharge of the Loans and all other amounts payable hereunder.

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(i)           Terms. For purposes of this Section 2.14, the term “Lender” includes any Agent and any Arranger, and the term “applicable Law” includes FATCA.

(j)          VAT.

(i)           All amounts expressed to be payable under a Loan Document by any party to any Lender or Agent which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (ii) below, if VAT is or becomes chargeable on any supply made by any Lender or Agent to any party under a Loan Document and such Lender or Agent is required to account to the relevant tax authority for the VAT, that party must pay to such Lender or Agent (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Lender or Agent must promptly provide an appropriate VAT invoice to that party), or where applicable, directly account for such VAT at the appropriate rate under the reverse charge procedure provided for by article 44 and/or article 196 of the Council Directive 2006/112/EC as amended and any relevant VAT provision of the jurisdiction in which such party receives such supply.

(ii)          If VAT is or becomes chargeable on any supply made by any Lender or Agent (the “Supplier”) to any other Lender or Agent (the “Recipient”) under a Loan Document, and any party other than the Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(1)          (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(2)          (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii)         Where a Loan Document requires any party to reimburse or indemnify any Lender or Agent for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Lender or Agent for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender or Agent reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant Governmental Authority.

(iv)         Any reference in this Section 2.14(j) to any “party” shall, at any time when such party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to a person that is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union.

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(v)          In relation to any supply made by any Lender or Agent to any party under a Loan Document, if reasonably requested by such Lender or Agent, that party must promptly provide such Lender or Agent with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Lender’s or Agent’s VAT reporting requirements in relation to such supply.

(vi)          The relevant party shall provide the Borrower with an appropriate VAT invoice in respect of VAT on any fees, costs or expenses payable by the Borrower to such party pursuant to this Agreement in accordance with applicable legislation (to the extent applicable to such party).

Section 2.15         Payments Generally; Pro Rata Treatment; Sharing of Payments; Proceeds of Collateral.

(a)          Payments Generally. Unless otherwise specified herein, the Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or of amounts payable under Sections 2.11, 2.12, 2.13 or 2.14 or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., Local Time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the account designated to the Borrower by the Administrative Agent, except that payments pursuant to Sections 2.12, 2.13 or 2.14 and 10.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. All payments under each Loan Document shall be made in Dollars.

(b)          Pro Rata Application. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)          Sharing of Payments. If any Lender shall obtain payment in respect of any principal of or interest on any of its Revolving Loans or Term Loans, including by way of exercising any right of set-off or counterclaim or otherwise, resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and Term Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this clause (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law but subject to Section 10.08, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

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(d)          Payments from Borrower Assumed Made. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)          Set-Off Against Amounts Owed Lenders. If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.04(b), 2.15(c) or (d) or 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f)          Application of Proceeds of Collateral. All proceeds received by the Collateral Agent from the sale or other liquidation of the Collateral when an Event of Default has occurred and is continuing shall be distributed by the Collateral Agent to the Administrative Agent for payment in accordance with this Section 2.15(f) and shall first be applied as payment of the accrued and unpaid fees of the Agents hereunder and then to all other unpaid or unreimbursed Obligations (including reasonable attorneys’ fees and expenses in accordance with Section 10.03) owing to each Agent in its capacity as an Agent only, and then any remaining amount of such proceeds shall be distributed:

(i)           first, to the Secured Parties, pro rata in accordance with the respective unpaid amounts of Loan Obligations, Swap Obligations and Deposit Obligations, until all the Loan Obligations, Swap Obligations and Deposit Obligations have been paid and satisfied in full or cash collateralized;

(ii)          second, to the Secured Parties, pro rata in accordance with the respective unpaid amounts of the remaining Obligations; and

(iii)         third, to the Person entitled thereto as directed by the Borrower or as otherwise determined by applicable Law or applicable court order.

Excluded Swap Obligations with respect to the Borrower shall not be paid with amounts received from the Borrower or the Borrower’s assets.

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(g)          Noncash Proceeds. Notwithstanding anything contained herein to the contrary, if the Collateral Agent shall ever acquire any Collateral through foreclosure or by a conveyance in lieu of foreclosure or by retaining any of the Collateral in satisfaction of all or part of the Obligations or if any proceeds of Collateral received by the Collateral Agent to be distributed and shared pursuant to this Section 2.15 are in a form other than immediately available funds, the Collateral Agent shall not be required to remit any share thereof under the terms hereof and the Secured Parties shall only be entitled to their undivided interests in the Collateral or noncash proceeds as determined by clause (f) of this Section 2.15. The Secured Parties shall receive the applicable portions (in accordance with the foregoing clause (f)) of any immediately available funds consisting of proceeds from such Collateral or proceeds of such noncash proceeds so acquired only if and when received by the Collateral Agent in connection with the subsequent disposition thereof. While any Collateral or other property to be shared pursuant to this Section is held by the Collateral Agent pursuant to this clause (g), the Collateral Agent shall hold such Collateral or other property for the benefit of the Secured Parties and all matters relating to the management, operation, further disposition or any other aspect of such Collateral or other property shall be resolved by the agreement of the Required Lenders.

(h)          Return of Proceeds. If at any time payment, in whole or in part, of any amount distributed by the Collateral Agent hereunder is rescinded or must otherwise be restored or returned by the Collateral Agent as a preference, fraudulent conveyance, or otherwise under any bankruptcy, insolvency, or similar law, then each Person receiving any portion of such amount agrees, upon demand, to return the portion of such amount it has received to the Collateral Agent.

Section 2.16         Mitigation Obligations; Replacement of Lenders.

(a)          Mitigation. If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)          Replacement. If (i) a Lender requests compensation under Section 2.12, (ii) the Borrower is required to pay any additional amount to a Lender or any Governmental Authority for the account of a Lender pursuant to Section 2.14, (iii) a Lender is a Defaulting Lender, or (iv) a Lender shall become a Non-Consenting Lender (as defined below), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations in one or more Classes (as the Borrower shall elect) under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent to such assignee Lender to the extent required by Section 10.04, which consent shall not unreasonably be withheld, conditioned or delayed, (ii) such assignor Lender shall have received payment of an amount equal to the outstanding principal of its Loans of the relevant Class or Classes, accrued interest thereon, accrued fees and all other amounts and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. In the event that (i) the Borrower or the Administrative Agent have requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any other modification thereto, (ii) the consent, waiver or other modification in question requires the agreement of all Lenders (or all directly affected Lenders) in accordance with the terms of Section 10.02 and (iii) the Required Lenders (or, in the case of any Class voting, the holders of a majority of the outstanding Loans and unused Commitments in respect of such Class) have agreed to such consent, waiver or other modification, then any Lender who does not agree to such consent, waiver or other modification shall be deemed a “Non-Consenting Lender.”

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Section 2.17         Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)          Suspension of Commitment Fees. Commitment fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.09(a);

(b)          Suspension of Voting. The Revolving Commitment, Revolving Exposure of, and the outstanding Term Loans held by, such Defaulting Lender shall not be included in determining whether Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders or which would extend the final maturity of amounts owed to such Lender or reduce the amount thereof or would increase the amount or extend the expiration of such Lender’s commitments shall require the consent of such Defaulting Lender; and

(c)          Setoff Against Defaulting Lender. Any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any mandatory or voluntary prepayment and any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.15(c) but excluding Section 2.16(b)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iii) third, if so determined by the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (iv) fourth, pro rata, to the payment of any amounts owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (v) fifth, after termination of the Commitments to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans and (y) made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Loans of all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans owed to any Defaulting Lender.

In the event that the Administrative Agent and the Borrower each agrees that a Defaulting Lender who is a Revolving Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Applicable Percentage.

Notwithstanding the above, the Borrower’s right to replace a Defaulting Lender pursuant to this Agreement shall be in addition to, and not in lieu of, all other rights and remedies available to the Borrower against such Defaulting Lender under this Agreement, at law, in equity or by statute.

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Article III

REPRESENTATIONS AND WARRANTIES

On the dates and to the extent required pursuant to Section 4.01(g) and 4.02(a), the Borrower represents and warrants to the Lenders and the Agents that:

Section 3.01         Organization; Powers. The Borrower (a) is validly existing under the laws of the jurisdiction of its organization, incorporation or formation, (b) has all requisite power and authority to carry on its business as now conducted and (c) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (where relevant) in, its jurisdiction of organization, incorporation or formation and every other jurisdiction where such qualification is required.

Section 3.02         Authorization; Enforceability. The Borrower has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. This Agreement has been duly executed and delivered by the Borrower, and constitutes, and each other Loan Document to which the Borrower is to be a party, when executed and delivered by the Borrower, will constitute, a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, capital impairment, recognition of judgments, recognition of choice of law, enforcement of judgments or other similar laws or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered to the Administrative Agent in connection with the Loan Documents.

Section 3.03         Governmental Approvals; No Conflicts. The execution and delivery of each Loan Document by the Borrower and performance thereof: (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created under the Loan Documents and (iii) for consents, approvals, registrations, filings or other actions, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) will not violate (i) any applicable Law or regulation, (ii) the charter, by-laws or other organizational or constitutional documents of the Borrower or (iii) any order of any Governmental Authority binding on the Borrower and (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Borrower or any of its assets, or give rise to a right thereunder to require any payment to be made by the Borrower, and except to the extent such violation or default referred to in clause (b)(i) or (c) above could not reasonably be expected to result in a Material Adverse Effect.

Section 3.04         Ownership of Collateral Shares. The Borrower is the legal and beneficial owner of, and has good title to, the Collateral Shares, and the Collateral Shares are not subject to any Lien (or the interest of any other Person) except Liens permitted by Section 6.02(a).

Section 3.05         Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower which are reasonably likely to be adversely determined and, if so determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (taking into account reserves made or the benefit of warranties, indemnities or insurance coverage in respect thereof).

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Section 3.06         Compliance with Laws. The Borrower is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.07         Investment Company Act Status. The Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.08         Taxes. The Borrower has timely filed or caused to be filed all income Tax returns and other material Tax returns and reports required to have been filed and has paid all Taxes that are required to have been paid by it, except (A) Taxes not overdue by more than thirty (30) days or, if more than thirty (30) days overdue, that are being contested in good faith by appropriate proceedings diligently conducted and for which such Person, as applicable, has set aside on its books adequate reserves or (B) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. To the best of its knowledge, no proposed Tax deficiency or assessment has been asserted against the Borrower which could reasonably be expected to result in a Material Adverse Effect.

Section 3.09         ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, the fair market value of the assets of each Pension Plan was not materially less than the present value of the accumulated benefit obligation under such Pension Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 715: Compensation-Retirement Benefits) as of the close of the most recent plan year, as reported in the most recent financial statements reflecting such amounts. If all of the Pension Plans were terminated (disregarding any Pension Plans with surpluses), the unfunded liabilities with respect to the Pension Plans, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10         Disclosure. As of the Closing Date, no written information (including electronically transmitted information) concerning the Borrower furnished by or on behalf of the Borrower to the Administrative Agent (other than information of a general economic or industry specific nature, projected financial information or other forward looking information), when taken as a whole, contains when furnished any untrue statement of material fact or omits to state any material fact necessary to make the statements therein not materially misleading, in the light of the circumstances under which they were made (after giving effect to all supplements from time to time).

Section 3.11         Subsidiaries. As of the Closing Date (after giving effect to the Transactions to occur on the Closing Date), the Borrower has no subsidiaries other than the Company and its subsidiaries.

Section 3.12         Solvency. As of the Closing Date, immediately after the consummation of the Transactions to occur on such date: (a) the sum of the debt (including contingent liabilities) of the Borrower does not exceed the fair value of the assets of the Borrower, (b) the capital of the Borrower is not unreasonably small in relation to the business of the Borrower contemplated as of such date and (c) the Borrower does not intend to incur, or believe that it will incur, debts (including current obligations and contingent liabilities) beyond its ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

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Section 3.13         Margin Securities. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U or X of the Board of Governors of the Federal Reserve System) and, assuming that the representation and warranty made by each Lender on the Closing Date in Section 10.21 is true and correct, no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, in each case, in violation of Regulation X or that would entail a violation of Regulation U of the Board of Governors of the Federal Reserve System.

Section 3.14         Security Interest in Collateral. Subject to (i) the terms of the last paragraph of Section 4.01, (ii) applicable bankruptcy, insolvency, reorganization, moratorium, capital impairment, recognition of judgments, recognition of choice of law, enforcement of judgments or other similar laws or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, (iii) the Perfection Requirements and (iv) the provisions of this Agreement and the other relevant Loan Documents, the Security Documents create legal, valid, binding and enforceable Liens on all of the Collateral in favor of the Collateral Agent, for the benefit of itself and the other Secured Parties, and upon the satisfaction of the Perfection Requirements, such Liens constitute perfected Liens (with the priority that such Liens are expressed to have under the relevant Security Documents) on the Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents and in the case of Intellectual Property, to the extent a security interest can be perfected by such Perfection Requirements) securing the Obligations, in each case, as and to the extent set forth therein.

Section 3.15         Anti-Corruption Laws and Sanctions.

(a)          The Borrower is in compliance in all material respects with applicable (i) anti-money laundering and counter-terrorist financing laws and regulations and (ii) provisions of the Patriot Act.

(b)          The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance in all material respects by the Borrower and its directors, officers and employees with the FCPA, Anti-Corruption Laws and applicable Sanctions, and the Borrower and its directors and officers and, to the knowledge of the Borrower, its employees and agents are in compliance in all material respects with Anti-Corruption Laws and applicable Sanctions and are not knowingly engaged in any activity that would reasonably be expected to result in the Borrower being designated as a Sanctioned Person.

(c)          None of (i) the Borrower or any of its directors or officers, or (ii) to the knowledge of the Borrower, any employee of the Borrower, or (iii) to the knowledge of the Borrower, any agent of the Borrower that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

(d)          The Borrower will not directly or, to its knowledge, indirectly, use the proceeds of the Loans (i) in violation of applicable Sanctions, (ii) in violation of any Anti-Corruption Laws or (iii) in violation of any anti-terrorism, anti-corruption or anti-money laundering laws.

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Section 3.16         Center of Main Interest. For the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “Insolvency Regulation”), the centre of main interest (as that terms is used in Article 3 (1) of the Regulation) of the Borrower is situated in The Netherlands and it has no establishment (as that term is used in Article 2 (10) of the Insolvency Regulation) in any other jurisdiction.

Section 3.17         No Works Council. No works council (ondernemingsraad) having jurisdiction over the Borrower has been installed and no action has been taken for the installation of such a works council.

Section 3.18         Residency for Tax Purposes. The Borrower is resident for Tax purposes in its jurisdiction of incorporation only.

Section 3.19         Title, Perfection and Priority; Financing Statements.

(a)          The Borrower has good and valid rights in, or the power to transfer, the Collateral which it has purported to grant a security interest, free and clear of all Liens except for Liens permitted hereunder, and has full power and authority to grant to the Collateral Agent the security interest in such Collateral. No material consent or approval of, registration or filing with, or any other action by any Governmental Authority is required for the grant of the security interest pursuant to this Agreement, except (i) such as have been obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or in full force and effect pursuant to the Collateral Requirement), (ii) for filings and registrations necessary to perfect Liens created pursuant to the Loan Documents and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)          Notwithstanding anything herein (including this Section 3.19), the Borrower does not make any representation or warranty as to the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to this Agreement or other Loan Documents.

(c)          As of the Closing Date, the Borrower has not filed or consented to the filing of any financing statement or security agreement naming the Borrower as debtor and describing all or any portion of the Collateral that has not lapsed or been terminated except (a) for financing statements or security agreements naming the Collateral Agent, on behalf of the Secured Parties, as the secured party and (b) as otherwise permitted by this Agreement.

Article IV

CONDITIONS

Section 4.01         Closing Date. The obligations of the applicable Lenders to make Term Loans hereunder and the obligations of the applicable Lenders to make Revolving Loans hereunder shall become effective on the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a)          Execution and Delivery of Loan Documents. Subject in all respects to the final paragraph of this Section 4.01, the Administrative Agent shall have received each of the following, each of which shall be originals or delivered by other electronic transmission, including as “.pdf” files transmitted by electronic mail, unless otherwise specified:

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(i)           a counterpart of this Agreement signed on behalf the Borrower, including any promissory notes requested by a Lender pursuant to Section 2.07(e);

(ii)          counterparts of the Uncertificated Securities Control Agreement signed on behalf of the Borrower, the Collateral Agent and the relevant depositary institution or the Company, as the case may be; and

(iii)         counterparts of the HCTC Control Agreement signed on behalf of the Borrower, the Collateral Agent and HSBC Bank USA, National Association.

(b)          Legal Opinions. The Administrative Agent shall have received a written opinion (addressed to the Agents and the Lenders and dated the Closing Date) of (i) Skadden, Arps, Slate, Meagher & Flom LLP, as New York counsel for the Borrower, and (ii) NautaDutilh N.V., as Dutch counsel for the Administrative Agent and Collateral Agent, covering such matters relating to the Borrower and the Loan Documents as of the Closing Date as are customary for financings of this type.

(c)          Corporate Authorization Documents. The Administrative Agent shall have received a certificate of the Borrower, dated the Closing Date and executed by a managing director thereof, which shall (A) certify that (x) attached thereto are true and complete copies of an extract from the Trade Register of the Dutch Chamber of Commerce as of a recent date for the Borrower and reflecting correct and up-to-date information and true and complete copies of the deed of incorporation (including its articles of association) of the Borrower, (y) such articles of association of the Borrower attached thereto have not been amended (except as attached thereto) since the date reflected thereon, and (z) attached thereto is a true and complete copy of the resolutions or written consent, as applicable, of its board of directors, board of managers, shareholders, supervisory board, or other applicable governing body (and, if applicable, a request for advice from the works council of the Borrower in respect of the transactions contemplated by the Loan Documents to which it becomes a party and a neutral or positive works council advice of the works council of the Borrower) authorizing the execution and delivery of the Loan Documents, which resolutions or consent have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect, and (B) identify by name and title and bear the signatures of the officers, managers, directors or authorized signatories (including, if applicable, any attorneys) of the Borrower authorized to sign the Loan Documents to which the Borrower is a party on the Closing Date. Such certificate shall also certify as to the matters set forth in clause (g) of this Section 4.01.

(d)          Patriot Act. The Administrative Agent shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information with respect to the Borrower required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been reasonably requested in writing by the Administrative Agent or the Collateral Agent, as applicable, at least ten (10) Business Days prior to the Closing Date.

(e)          Fees and Expenses. The Arrangers, the Other Arrangers and each Agent shall have or at the same time as drawing received all fees and expenses due and payable on or prior to the Closing Date, to the extent, in the case of expenses, invoiced at least three (3) Business Days prior to the Closing Date (or such shorter period reasonably agreed by the Borrower), required to be paid on the Closing Date (which amounts may be offset against the proceeds of the Credit Facilities).

(f)          Borrowing Request. The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03.

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(g)          Representations and Warranties. The Specified Representations shall be true and correct in all material respects (except in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided, that any representation and warranty that is qualified as to materiality shall be true and correct in all respects (after giving effect to such qualification therein).

(h)          Equity Contribution. Prior to or substantially concurrently with the funding of the Loans, the Borrower shall have received the Equity Contribution.

(i)           Solvency Certificate. The Administrative Agent shall have received a certificate in substantially the form of Exhibit B from a Financial Officer (or other officer with reasonably equivalent responsibilities) of the Borrower dated as of the Closing Date and certifying as to the matters set forth therein.

(j)          Consummation of the Tender Offer. Substantially concurrently with the initial funding of the Loans hereunder, the purchase of the Acquired Shares pursuant to the Tender Offer shall be consummated in all material respects in accordance with the terms of the Offer Documents, but without giving effect to any amendment, waiver or consent to the Offer Documents by the Borrower and/or its Affiliates that is materially adverse to the interests of the Arrangers or the Lenders or Arrangers in their respective capacities as such without the consent of the Arrangers, such consent not to be unreasonably withheld, delayed or conditioned.

(k)          Material Adverse Effect. Since February 13, 2019, there has not occurred any event described in clause (iv) or clause (viii) of Section 14 (Conditions to Offer) of the “Offer to Purchase” filed by the Borrower with the SEC on or about February 13, 2019.

The Administrative Agent shall notify the Borrower, the Collateral Agent and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

Notwithstanding anything herein to the contrary, it is understood that, other than with respect to any UCC Filing Collateral (as defined below), the HCTC Control Agreement executed on the Closing Date or the Uncertificated Securities Control Agreement, to the extent any Lien on any Collateral is not or cannot be provided or perfected on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so or without undue burden or expense, the delivery and/or provision of and/or perfection of a Lien on such Collateral shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date, but instead shall be required to be delivered after the Closing Date in accordance with Section 5.10. For purposes of this paragraph, “UCC Filing Collateral” means Collateral, including Collateral constituting investment property, for which a security interest can be perfected solely by filing a UCC financing statement.

Section 4.02         Each Credit Event After the Closing Date. The obligation of each Lender to make a Loan (other than a conversion or a continuation of a Borrowing) on the occasion of any Borrowing (other than any Loan or Borrowing on the Closing Date), is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)          Representations and Warranties. At the time of and immediately after giving effect to such Borrowing, in each case, the representations and warranties of the Borrower set forth in the Loan Documents shall be true and correct in all material respects with the same force and effect as if such representations and warranties had been made on and as of such date except to the extent that such representations and warranties relate specifically to another date; provided that any representation and warranty that is qualified as to materiality shall be true and correct in all respects (after giving effect to such qualification therein).

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(b)          No Default. At the time of and immediately after giving effect to such Borrowing, no Default shall exist or result therefrom.

(c)          Borrowing Request. The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (a) and (b) of this Section 4.02.

Article V

AFFIRMATIVE COVENANTS

Until the Date of Full Satisfaction, the Borrower covenants and agrees with the Lenders that:

Section 5.01         Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent:

(a)          Annual Audit. Within one hundred and five (105) days after the end of the first Fiscal Year after the Closing Date and within ninety (90) days after the end of each Fiscal Year thereafter of the Borrower, its audited stand-alone balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case (other than for the financial statements for Fiscal Year ending December 31, 2018) in comparative form, the figures for the previous Fiscal Year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (except for any such qualification pertaining to the maturity of any Credit Facility occurring within twelve (12) months of the relevant audit or any breach or anticipated breach of any financial covenant)) to the effect that such stand-alone financial statements fairly in all material respects the financial condition and results of operations of the Borrower on a stand-alone basis in accordance with Accounting Standards (without giving effect to purchase accounting);

(b)          Quarterly Unaudited Financial Statements. Within sixty (60) days after the end of the first Fiscal Quarter after the Closing Date and within forty-five (45) days after the end of each Fiscal Quarter thereafter of the Borrower not corresponding with the Fiscal Year end, its unaudited stand-alone balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form, the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower on a stand-alone basis in accordance with Accounting Standards (without giving effect to purchase accounting), subject to normal year-end adjustments and the absence of footnotes;

(c)          Additional Information. Promptly following any request therefor (i) material non-privileged information regarding the operations, business affairs and financial condition of the Borrower, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request including but not limited to information provided to Dutch governmental authorities on a non-public basis; provided, that such financial information is otherwise prepared by the Borrower in the ordinary course of business and is of a type customarily provided to lenders in similar syndicated credit facilities and (ii) all information related to the Borrower (including but not limited to name, address and tax identification number) reasonably requested by the Administrative Agent or the Collateral Agent and required by the Patriot Act to be obtained by such Agent or any Lender; provided that the Administrative Agent will not request, and the Borrower will not provide access to or otherwise provide to Lenders, any Company Material Nonpublic Information of which the Borrower or any other JAB Affiliate is aware prior to, at or after the Closing Date; and

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(d)          ERISA Notices. As promptly as practicable following reasonable request of the Administrative Agent, the Borrower and/or its ERISA Affiliates shall make a request for any documents described in Section 101(k) and 101(l) of ERISA that the Borrower or any ERISA Affiliate may request of any Multiemployer Plans or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent as promptly as practicable following after receipt thereof.

Information required to be delivered pursuant to this Section 5.01 may be delivered by electronic communications pursuant to procedures approved by the Administrative Agent; provided, further, that the Borrower shall deliver paper copies of any such information to the Administrative Agent if the Administrative Agent or any Lender reasonably requests the Borrower to deliver such paper copies.

Section 5.02         Notices of Material Events. The Borrower will, after a Responsible Officer of the Borrower has obtained knowledge thereof, furnish to the Administrative Agent prompt written notice of (and if applicable, in the case of clause (d) below, the items set forth in) the following:

(a)          Default. the occurrence of any Default;

(b)          Notice of Proceedings. the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower that could reasonably be expected to result in a Material Adverse Effect;

(c)          ERISA Event. the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d)          Material Adverse Effect. any other development by or relating to Borrower that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03         Existence; Conduct of Business.

(a)          The Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.

(b)          The Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect all of its rights, licenses, permits, privileges and franchises unless the failure to preserve, renew and keep in full force and effect such rights, licenses, permits, privileges or franchises could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any transactions or actions permitted under Section 6.03 or Section 6.05.

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Section 5.04         Payment of Taxes. The Borrower will pay its Tax liabilities before the same shall become more than thirty (30) days overdue, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted, (ii) the Borrower has set aside on its books adequate reserves with respect thereto in accordance with Accounting Standards, and (iii) such contest effectively suspends collection of the contested obligation and the foreclosure of any Lien securing such obligation or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05         Books and Records; Inspection and Audit Rights. The Borrower will keep proper books of record and account in which entries that are full, true and correct in all material respects are made of all material dealings and transactions in relation to its business and activities in order to permit the preparation of its financial statements in accordance with Accounting Standards. The Borrower will permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested; provided that (a) the Borrower shall reimburse the Administrative Agent not more than once each Fiscal Year for visits, inspections, examinations and discussions conducted under this Section 5.05 if no Event of Default exists at the time thereof (and the Borrower shall reimburse the Administrative Agent for all such visits, inspections, examinations and discussions conducted when an Event of Default exists), (b) the Borrower shall have the opportunity to be present at any meeting with its independent accountants and (c) only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 5.05. Notwithstanding anything to the contrary in this Section 5.05, the Borrower will not be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 5.06         Compliance with Laws. The Borrower will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will continue to comply with any SEC filing and disclosure obligations arising from such ownership under Sections 13(d), 14(d) and 16 of the Exchange Act and the rules and regulations thereunder, throughout the term of this Agreement and any other Loan Document.

Section 5.07         Collateral Matters; Guaranty. (a) Subject to the terms of the Collateral Requirement and any applicable limitation in any Security Document, including the Agreed Security Principles, the Borrower will take all action necessary or reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral Requirement continues to be satisfied.

(b)          Notwithstanding anything to the contrary herein or in any other Loan Document, it is understood and agreed that with respect to any assets located in the U.S.:

(i)           the Borrower shall not be required to perfect a security interest in any asset to the extent perfection of a security interest in such asset would be prohibited under any applicable Laws; and

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(ii)          no actions shall be required with respect to assets requiring perfection by “control” (as defined in the UCC) (other than certificated and uncertificated Equity Interests, deposit accounts and securities accounts (other than Excluded Accounts) and in respect of Indebtedness for borrowed money owing to the Borrower evidenced by a note in excess of $5,000,000) otherwise required to be pledged pursuant to this Agreement or any Security Document.

(c)          The Borrower shall at all times maintain the Collateral Shares (other than any certificated Collateral Shares) and any proceeds thereof (including the proceeds of any Disposition or the cash proceeds of any dividends) in accounts or registers, as applicable, located within an EEA Member Country, the United States, or Canada (other than Excluded Accounts).

Section 5.08         Use of Proceeds.

(a)          The proceeds of the Term Facility made on the Closing Date, will be used to fund the purchase of the Acquired Shares pursuant to the Tender Offer and to pay fees, costs and expenses related to the Transactions.

(b)          The proceeds of the Revolving Facility will be used to pay accrued and unpaid interest on the Loans, to fund operating and overhead costs and expenses.

Section 5.09         Anti-Corruption Laws. The Borrower will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance in all material respects by the Borrower and its directors, officers and employees with all applicable Anti-Corruption Laws.

Section 5.10        Further Assurances and Post-Closing Covenant. Subject to the provisions of the Collateral Requirement and any applicable limitations in any Security Document, including the Agreed Security Principles, the Borrower will:

(a)          execute any and all further documents, financing statements, agreements, instruments, certificates, notices and acknowledgments and take all such further actions (including the filing and recordation of Liens, financing statements and other documents, subject to the terms of the Collateral Requirement and the limitations set forth in Section 5.07 above and in any Security Document), that may be required under any applicable Law and which the Administrative Agent may reasonably request to ensure the perfection and priority of the Liens created or intended to be created under the Security Documents, all at the reasonable expense of the Borrower; and

(b)          (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Security Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts (including notices to third parties), deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Security Documents.

Section 5.11        Separateness. The Borrower shall do, or cause to be done, all things necessary to ensure (a) the Borrower is not converted from a Dutch law private limited liability company into any different legal entity form and (b) its structure and rights (whether pursuant to applicable law, its organizational documents or otherwise) are not otherwise amended.  The Borrower shall: (i) maintain its own separate books and records (including separate financial statements) and bank accounts; (ii) conduct its business in its own name and in a manner that will not mislead others as to its separate identity, strictly comply with all organizational formalities to maintain its separate existence, and at all times hold itself out to the public and all other Persons as a legal entity separate from any other Person; (iii) pay its own obligations, indebtedness and liabilities only out of its own funds and assets; (iv) correct any known misunderstanding regarding its separate identity; (v) cause its managing directors to observe all applicable Dutch laws and formalities; and (vi) cause the managing directors, officers, agents and other representatives of the Borrower to act at all times with respect to the Borrower consistently and in furtherance of the foregoing and in the best interests of the Borrower. Failure of the Borrower to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Borrower as a separate legal entity or the limited liability of its shareholders or managing directors.

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Section 5.12         Residency for Tax Purposes. The Borrower will not change its residency for Tax purposes without the prior written consent (such consent not be unreasonably withheld) of the Administrative Agent.

Article VI

NEGATIVE COVENANTS

Until the Date of Full Satisfaction, the Borrower covenants and agrees with the Lenders that:

Section 6.01         Indebtedness. The Borrower will not create, incur, assume or permit to exist any Indebtedness, except:

(a)          Indebtedness created under the Loan Documents;

(b)          Indebtedness arising in connection with Swap Agreements permitted by Section 6.12;

(c)          obligations in respect of workers compensation claims, health, disability or other employee benefits, unemployment insurance and other social security laws or regulations or property, casualty or liability insurance and premiums related thereto, self-insurance obligations, obligations in respect of bids, tenders, trade contracts, governmental contracts and leases, statutory obligations, customs, surety, stay, appeal and performance bonds, and performance and completion guarantees and similar obligations incurred by the Borrower, in each case, in the ordinary course of business;

(d)          to the extent constituting Indebtedness, unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable Law;

(e)          to the extent constituting Indebtedness, deferred compensation or similar arrangements payable to future, present or former directors, officers, employees, members of management or consultants of the Borrower;

(f)          Indebtedness in respect of repurchase agreements constituting Cash Equivalents;

(g)          cash management obligations and Indebtedness related thereto incurred by the Borrower in the ordinary course of business in connection with cash management and deposit accounts;

(h)          Indebtedness consisting of the financing of insurance premiums entered into in the ordinary course of business;

(i)           other Indebtedness of the Borrower in an aggregate principal amount at any time outstanding not to exceed $10,000,000; and

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(j)          any joint and several Tax liabilities arising by operation of consolidated return, fiscal unity or similar provisions of applicable Law, including but not limited to any liability arising as a result of the Borrower being a member of a Dutch fiscal unity (fiscal eenheid).

The Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Sections 6.01(a) through (j).

The accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, the payment of dividends on Disqualified Equity Interests in the form of additional shares of Disqualified Equity Interests, accretion or amortization of original issue discount or liquidation preferences and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate or currencies will not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a stand-alone balance sheet of the Borrower dated such date prepared in accordance with Accounting Standards.

Section 6.02         Liens. The Borrower will not create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)          Liens created under or contemplated by the Loan Documents;

(b)          Liens imposed by law for taxes, assessments and governmental charges (i) that are not overdue by more than thirty (30) days or, if more than thirty (30) days overdue, are being contested in a manner consistent with Section 5.04 or (ii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(c)          carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations (i) that are not overdue by more than sixty (60) days or, if more than sixty (60) days overdue, are being contested in a manner consistent with Section 5.04 or (ii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(d)          (i) Liens securing pension obligations that arise in the ordinary course of business and (ii) pledges and deposits made in the ordinary course of business (A) in connection with workers’ compensation, health, disability or other employee benefits, unemployment insurance and other social security laws or regulations, property, casualty or liability insurance or premiums related thereto or self-insurance obligations or (B) to secure letters of credit, bank guarantees or similar instruments posted to support payment of items set forth in the foregoing; provided that such letters of credit, bank guarantees or instruments are issued in compliance with Section 6.01;

(e)          Liens in respect of judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested that do not constitute an Event of Default under clause (j) of Section 8.01;

(f)          Liens granted in the ordinary course of business to secure liabilities for premiums or reimbursement obligations to insurance carriers; provided that the Liens permitted by this clause shall at no time encumber assets other than the unearned portion of any insurance premiums, the insurance policies and the proceeds thereof;

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(g)          Liens (i) of a collection bank arising under Section 4–208 of the UCC or other similar provisions of applicable Laws on items in the course of collection, (ii) in favor of a banking institution arising as a matter of law encumbering deposits or other funds maintained with financial institutions (including the right of set–off), (iii) arising in connection with pooled deposit or sweep accounts, cash netting, deposit accounts or similar arrangements of the Borrower and consisting of the right to apply the funds held therein to satisfy overdraft or similar obligations incurred in the ordinary course of business of such Person, (iv) encumbering reasonable customary initial deposits and margin deposits and (v) granted in the ordinary course of business by the Borrower to any bank with whom it maintains accounts to the extent required by the relevant bank’s (or custodian’s or trustee’s, as applicable) standard terms and conditions, in each case, which are within the general parameters customary in the banking industry;

(h)          Liens in favor of a commodity, brokerage, futures or security intermediary who holds a commodity, brokerage, futures or securities account, as applicable, on behalf of the Borrower; provided such Lien encumbers only the related account and the property held therein;

(i)           Liens on repurchase agreements constituting Cash Equivalents;

(j)          other Liens securing Indebtedness or other obligations of the Borrower in an aggregate principal amount at any time outstanding not to exceed $10,000,000;

(k)          Liens on deposits or other amounts held in escrow to secure contractual payments (contingent or otherwise) payable by the Borrower to a seller after the consummation of any Investment permitted hereunder;

(l)           Liens securing obligations of the type described in Section 6.01(g);

(m)         any netting or set-off arrangement entered into by the Borrower under a derivative transaction permitted by this Agreement for the purposes of determining the obligations of the parties to that agreement by reference to their net exposure under that agreement;

(n)          subject to the Agreed Security Principles, any Lien arising under clause 24 or 25 of the general banking conditions (algemene bankvoorwaarden) of any member of the Dutch Banking Association; and

(o)          any netting or set-off arrangement entered into by the Borrower in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of the Borrower.

The expansion of Liens by virtue of accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, amortization of original issue discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section 6.02.

For purposes of determining compliance with this Section 6.02, a Lien need not be incurred solely by reference to one category of Liens described in clauses (a) through (o) above but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category).

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Section 6.03         Fundamental Changes. The Borrower will not merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or consolidate or amalgamate with it, or liquidate or dissolve or consummate a Delaware LLC Division.

Section 6.04         Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not purchase, hold or acquire (including pursuant to any merger or amalgamation) any Equity Interests in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any Indebtedness of, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit or all or substantially all of the assets of a division or branch of any Person (any one of the actions described in the foregoing provisions of this Section 6.04, herein an “Investment”), except:

(a)          Investments in connection with the Transactions; provided that such transactions are consummated in all material respects in accordance with the Offer Documents;

(b)          Investments in the form of cash, Cash Equivalents and Investments that were Cash Equivalents when such Investments were made;

(c)          Investments arising in connection with Swap Agreements permitted by Section 6.12;

(d)          loans and advances to future, present or former officers, directors, employees, members of management or consultants of the Borrower or any Parent Company made (i) in the ordinary course of business for travel and entertainment expenses, relocation costs and similar purposes or consistent with past practices and (ii) in connection with such Person’s purchase of Equity Interests of the Borrower or any Parent Company; provided that, to the extent such loans or advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests shall be contributed or paid to the Borrower in cash, and (iii) for any other purpose in an aggregate amount not to exceed $5,000,000 for all such loans and advances in the aggregate at any one time outstanding;

(e)          the Borrower may make Investments in other Equity Interests of the Company (other than Company Shares) in an amount not to exceed the amount of the Net Proceeds actually received in cash by the Borrower from and after the Closing Date to such date from any capital contributions to, or the sale of Equity Interests of, the Borrower which are Not Otherwise Applied; provided, that, for the avoidance of doubt, any Investment in other Equity Interest pursuant to this clause (e) shall be subject to a valid, first priority perfected Lien in favor of the Collateral Agent for the benefit of the Secured Parties in accordance with the Loan Documents and the Perfection Requirements within five (5) Business Days;

(f)          Investments consisting of Indebtedness, Liens, Dispositions, Restricted Payments and Affiliate transactions permitted under Sections 6.01, 6.02, 6.05, 6.06 and 6.07, respectively;

(g)          advances of payroll payments to employees in the ordinary course of business;

(h)          Investments (i) consisting of endorsements for collection or deposit and (ii) resulting from pledges and/or deposits permitted by Sections 6.02(d) and (f), in each case, in the ordinary course of business;

(i)           other Investments of the Borrower (other than any acquisition of Company Shares) in an aggregate amount at any time outstanding not to exceed $10,000,000;

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(j)          endorsements of negotiable instruments and documents in the ordinary course of business;

(k)          Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Borrower in connection with such plans; and

(l)          any acquisition of Company Shares so long as the Borrower does not at any time own more than 75% of the issued and outstanding Company Shares in the aggregate.

For purposes of compliance with this Section 6.04, the amount of any Investment shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such other Person with respect thereto (but only to the extent that the aggregate amount of all such returns, distributions and repayments with respect to such Investment does not exceed the principal amount of such Investment); provided, that, for the avoidance of doubt, the Borrower shall not at any time own more than 75% of the issued and outstanding Company Shares in the aggregate.

Any Investment that exceeds the limits of any particular clause set forth above may be allocated among more than one of such clauses (other than Section 6.04(l)) to permit the incurrence or holding of such Investment to the extent such excess is permitted as an Investment under such other clauses; provided, that, for the avoidance of doubt, the Borrower shall not at any time own more than 75% of the issued and outstanding Company Shares in the aggregate.

Section 6.05         Asset Sales. The Borrower will not sell, transfer, lease or otherwise dispose (including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division) of any asset, including any Equity Interest owned by it (each such sale, transfer, lease or other disposition herein a “Disposition”) in a single transaction or in a series of related transactions except:

(a)          Dispositions permitted by Sections 6.02 (and of the Liens thereunder), 6.04 (other than clause (e) thereof), 6.06 (other than clause (b) thereof) and 6.07;

(b)          any surrender or waiver of contract rights pursuant to a settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(c)          terminations of Swap Agreements;

(d)          Dispositions of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Equity Interests represent (i) a portion of the exercise price thereof or (ii) withholding incurred in connection with such exercise;

(e)          any Disposition of Company Shares for fair value so long as the Net Proceeds thereof are applied to prepay the Loans in accordance with, and to the extent required by, Section 2.08(c) or Section 2.08(d), as applicable; and

(f)          any Disposition of cash and Cash Equivalents where that disposition is not otherwise prohibited by the Loan Documents.

Section 6.06         Restricted Payments. The Borrower will not declare or make, directly or indirectly, any Restricted Payment, except:

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(a)          the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests;

(b)          to the extent constituting Restricted Payments, the Borrower may enter into transactions expressly permitted by Sections 6.04 (other than clause (e) thereof), 6.05 (other than clause (a) thereof) or 6.07 (other than clause (c) thereof);

(c)          repurchases by the Borrower of partial interests in its Equity Interests for nominal amounts which are required to be repurchased in connection with the exercise of stock options or warrants to permit the issuance of only whole shares of Equity Interests;

(d)          the Borrower may pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Borrower or any Parent Company (including related stock appreciation rights or similar securities) held by any future, present or former director, officer, member of management, employee or consultant of any Parent Company or the Borrower (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing); provided that (A) at the time of any such repurchase, retirement or other acquisition or retirement for value no Event of Default has occurred and is continuing or would result therefrom, (B) the aggregate amount of Restricted Payments made under this clause (d) in any Fiscal Year does not exceed (x) $5,000,000 (the “Yearly Limit”) plus (y) the portion of the Yearly Limit from each of the preceding Fiscal Years ending after the Closing Date which was not expended by the Borrower for Restricted Payments in such Fiscal Years (the “Carryover Amount” and in calculating the Carryover Amount for any Fiscal Year, the Yearly Limit applicable to the previous fiscal years shall be deemed to have been utilized first by any Restricted Payments made under this clause (d) in such Fiscal Year) plus (z) an amount equal to the cash proceeds from the sale of Equity Interests to directors, officers, members of management, employees or consultants of any Parent Company or the Borrower (or the estate, heirs, family members, spouse or former spouse of any of the foregoing) in such Fiscal Year;

(e)          the repurchase of Equity Interests of the Borrower (or of any Parent Company) that occurs upon the cashless exercise of stock options, warrants or other convertible securities as a result of the Borrower or such Parent Company accepting such options, warrants or other convertible securities as satisfaction of the exercise price of such Equity Interests;

(f)          the Borrower may pay (or may make Restricted Payments to allow a Parent Company to pay) cash payments in lieu of fractional shares in connection with (i) any dividend, split or combination of its Equity Interests or any similar Investment or (ii) the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower;

(g)          repurchase of Equity Interests deemed to occur upon the non-cash exercise of Equity Interests to pay Taxes;

(h)          Restricted Payments made on or after the Closing Date relating to the Transactions;

(i)           the Borrower may make Restricted Payments in an amount not to exceed the amount of Excluded Contributions previously received by the Borrower Not Otherwise Applied; and

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(j)          the Borrower may make additional Restricted Payments to any Parent Company the proceeds of which shall be used by any Parent Company to (i) pay any Taxes, fees and expenses required to maintain its (or any of its direct or indirect parents’) corporate existence to the extent such Taxes, fees or expenses are attributable to the ownership or operations of the Borrower, (ii) pay customary salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, directors, officers, employees, members of management and consultants of such Persons and (iii) pay costs, fees and expenses related to any equity or debt offering permitted by this Agreement (whether or not successful); provided that in the case of clauses (ii) and (iii), such amount shall be solely for the account of such items that relate to Parent Company’s ownership and management of the Borrower.

Notwithstanding the foregoing, the making of any dividend, payment or other distribution or the consummation of any irrevocable redemption within one hundred and eighty (180) days after the date of declaration of such dividend, payment or other distribution or giving of the redemption notice, as applicable, will not be prohibited if, at the date of declaration or notice such dividend, payment or other distribution or redemption would have complied with the terms of this Agreement.

Section 6.07         Transactions with Affiliates. The Borrower will not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates except:

(a)          transactions (i) that are at prices and on terms and conditions, taken as a whole, not materially less favorable to the Borrower than could be obtained on an arm’s-length basis from unrelated third parties or, if in the good faith judgment of the Borrower no comparable transaction is available with which to compare such transactions, such transactions are otherwise fair to the Borrower from a financial point of view as determined by the Borrower in good faith or (ii) for which the Borrower has delivered to the Administrative Agent a letter from an independent financial advisor stating that such transaction is fair from a financial point of view;

(b)          transactions pursuant to the Stockholders Agreement, dated as of March 17, 2019, by and among JAB Holdings B.V., Cosmetics, the Borrower and the Company;

(c)          any Restricted Payment permitted by Section 6.06 (other than clause (b) thereof);

(d)          the payment of reasonable and customary fees and expenses, and the provision of customary indemnification to directors, officers, employees, members of management and consultants of the Borrower;

(e)          sales or issuances of Equity Interests to Affiliates of the Borrower which are otherwise permitted or not restricted by the Loan Documents;

(f)          the consummation of and the payment of all fees and expenses related to the Transactions;

(g)          employment and severance arrangements (including options to purchase Equity Interests of the Borrower, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans) between the Borrower and its directors, officers, employees, members of management and consultants in the ordinary course of business;

(h)          the entering into of any Tax sharing agreement or arrangement to the extent payments under such agreement or arrangement would otherwise be permitted under Section 6.04 or Section 6.06;

(i)           any contribution to the capital of the Borrower;

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(j)          the formation and maintenance of any consolidated group or subgroup for Tax, accounting or cash pooling or management purposes in the ordinary course of business;

(k)          transactions undertaken in good faith (as certified by a Responsible Officer of the Borrower) for the purpose of improving the consolidated Tax efficiency of the Borrower and not for the purpose of circumventing any covenant set forth in this Agreement;

(l)           any other transaction with an Affiliate, which is approved by a majority of disinterested members of the management board of the Borrower in good faith; and

(m)         transactions in connection with the Offering Documents.

Section 6.08         Restrictive Agreements. The Borrower will not, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Borrower to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Collateral Agent (or its agent or designee) for the benefit of the Secured Parties securing any of the Obligations; provided that:

(a)          the foregoing shall not apply to restrictions and conditions imposed by law, rule, regulation or order or by any customary or reasonable restrictions and conditions contained in any Loan Document or document governing any Swap Obligations or Deposit Obligations;

(b)          the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to Dispositions permitted by Section 6.05 pending such Dispositions;

(c)          the foregoing shall not apply to customary restrictions that arise in connection with any Lien permitted by Section 6.02 on any asset or property that is not, and is not required to be, Collateral that relates to the asset or property subject to such Lien; and

(d)          the foregoing shall not apply to any restrictions and conditions imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (a) through (c) above; provided that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, no more restrictive with respect to such restrictions taken as a whole than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.09         Amendment of Articles of Association. The Borrower shall not amend its articles of association in any way that is materially adverse to the interests of the Lenders.

Section 6.10         Use of Proceeds. The Borrower shall not use, directly or to the knowledge of the Borrower, indirectly, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any other manner that would result in the violation of any Sanctions applicable to any party hereto.

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Section 6.11         Permitted Activities of the Borrower. The Borrower shall not engage in any material operating or business activities; provided that the following and any activities incidental thereto shall be permitted in any event: (i) its ownership of the Equity Interests of the Company and activities incidental thereto, including payment of dividends and other amounts in respect of its Equity Interests, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Loan Documents and any other Indebtedness permitted under Section 6.01 to be incurred by the Borrower, (iv) any issuance or sale of its Equity Interests (including, for the avoidance of doubt, in connection with any stock option or other employee benefit plans), (v) participating in tax, accounting and other administrative matters, (vi) holding any cash or property (but not operating any property), (vii) providing indemnification to officers and directors, (viii) the making of Restricted Payments to any Parent Company not in violation of this Agreement, (ix) any activities otherwise expressly permitted under this Agreement or any other Loan Document and (x) any activities incidental to the foregoing. The Borrower shall not own any Equity Interests other than those of the Company and all such Equity Interests shall be pledged by the Borrower as Collateral.

Section 6.12        Swap Agreements. The Borrower will not enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower has actual or potential exposure (other than those in respect of Equity Interests of the Borrower), except as may be related to convertible indebtedness, including to hedge or mitigate foreign currency and commodity price risks, (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or Investment of the Borrower and (c) any accelerated share repurchase contract, prepaid forward purchase contract or similar contract with respect to the purchase by the Borrower of its Equity Interest, which purchase is permitted by Section 6.06.

Section 6.13         Center of Main Interest. The Borrower will not take any action that shall cause its centre of main interests (as that term is used in Article 3(1) of the Insolvency Regulation) to be situated outside of its jurisdiction of incorporation, or cause it to have an establishment (as that term is used Article 2 (10) of the Insolvency Regulation) situated outside of its jurisdiction of incorporation.

Section 6.14         Subsidiaries. The Borrower will not form any subsidiary.

Section 6.15         Prepayment Elections. Upon making a Prepayment Election and depositing the Prepayment Amount into the Closing Date Deposit Account, the Borrower shall not (i) withdraw any portion of the Prepayment Amount from the Closing Date Deposit Account except to prepay the Loans pursuant to Section 2.08, or (ii) amend or otherwise modify the instructions given to HSBC USA to pay the Prepayment Amount to the Administrative Agent on the last day of the applicable Interest Period.

Article VII

COLLATERAL AND SECURITY

Section 7.01         Grant of Security Interest.

(a)          The Borrower hereby pledges and grants to the Collateral Agent, on behalf of and for the ratable benefit of the Secured Parties, to secure the prompt and complete payment and performance of all Obligations, a continuing security interest in all of its right, title and interest in and to the Collateral. Notwithstanding the foregoing or anything to the contrary in this Agreement or any other Loan Document, in no event shall the “Collateral” include, or the security interest granted hereunder attach to, any Excluded Asset. Further, the Borrower shall not be required to take any of the excluded actions set forth in the Agreed Security Principles or in Section 5.10.

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(b)          The Borrower hereby irrevocably and unconditionally authorizes the Collateral Agent to execute and file such financing statements or continuation statements and amendments to the foregoing in such relevant jurisdictions with such descriptions of collateral (including “all assets, whether now owned or hereafter acquired” or “all personal property” or other words to that effect) and other information set forth therein as the Collateral Agent may deem reasonably necessary or desirable for the purposes of creating and maintaining a first priority perfected security interest and Lien in accordance with the terms and provisions of this Agreement. The Borrower also ratifies its authorization for the Collateral Agent to file in any such jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof in accordance with the terms and provisions of this Agreement. The Borrower will pay the reasonable out-of-pocket costs of, or incidental to, any recording or filing of any financing or continuation statements (or amendments thereto) or other documents recorded or filed pursuant hereto in accordance with Section 10.03(a).

(c)          The Borrower hereby agrees to maintain customary springing activation Control Agreements with respect to all deposit accounts (as defined in the UCC) and securities accounts (as defined in the UCC) held by the Borrower, other than any Excluded Account.

(d)          If and to the extent the financial collateral arrangement set forth in this Section 7.01 would fall within the scope of the Directive 2002/47/EC (the Collateral Directive) implemented in the laws of the Netherlands or in the laws of any other EEA Member Country and would constitute a financial collateral arrangement under such law, the regime for financial collateral arrangements as laid down in such law apply to that financial collateral arrangement and the Collateral provided thereunder.

Section 7.02         Remedies upon Event of Default.

(a)          If an Event of Default shall have occurred and be continuing, the Collateral Agent may exercise any or all of the remedies available to it under this Agreement.

(b)          Without limiting the generality of the foregoing, if an Event of Default shall have occurred and be continuing, the Collateral Agent may exercise all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) with respect to any Collateral.

(c)          Only upon the occurrence and during the continuance of an Event of Default and after written notice by the Collateral Agent of its intent to do so, the Collateral Agent may (and at the direction of the Required Lenders shall) exercise any of the following rights and remedies:

(i)          Enter the premises of the Borrower where any Collateral is located (through self-help, and without judicial process) to, subject to the mandatory requirements of applicable Law, collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at the Borrower’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Collateral Agent may deem commercially reasonable;

(ii)         Transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Collateral as though the Collateral Agent was the outright owner thereof; and

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(iii)        Deliver instructions or any notice of exclusive control (or similar notice) pursuant to any Control Agreement.

provided, that in the absence of direction of the Required Lenders, the Collateral Agent may (but shall not be obligated to) take, or refrain from taking, any action with respect to such Event of Default as it shall deem advisable and in the best interests of the Lenders and solely to the extent permitted hereunder or pursuant to the other Loan Documents. Upon receipt by the Administrative Agent of a direction of the Required Lenders, the Administrative Agent shall direct the Collateral Agent to seek to enforce the Security Documents and to realize upon the Collateral in accordance with such direction; provided, further, that no Agent shall be obligated to follow any direction of the Required Lenders if such Agent reasonably determines that such direction is in conflict with any provisions of any applicable law or any Security Document, and such Agent shall not, under any circumstances, be liable to any Lenders or the Borrower or any other Person for following the direction of the Required Lenders. At all times, if the applicable Agent acting at the direction of the Required Lenders advises the Lenders that it wishes to proceed in good faith with respect to any enforcement action, each of the Lenders will cooperate in good faith with respect to such enforcement action and will not unreasonably delay enforcement of the Security Documents.

(d)          Notice of any sale or other disposition shall be given to the Borrower as (and if) required by the UCC.

(e)          Anything herein notwithstanding, (a) the exercise by the Collateral Agent of any of the rights hereunder shall not release the Borrower from any of its duties or obligations under the contracts and agreements included in the Collateral and (b) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Security Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or take any action to collect or enforce any claim of payment assigned thereunder.

Section 7.03         Borrower’s Obligations Upon Default. Upon the written request of the Collateral Agent after the occurrence and during the continuance of an Event of Default, the Borrower will:

(a)          Assemble and make available to the Collateral Agent the Collateral and all books and records relating thereto at any place or places reasonably specified by the Collateral Agent, whether at the Borrower’s premises or otherwise;

(b)          Permit the Collateral Agent, by the Collateral Agent’s representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay the Borrower for such use and occupancy; and

(c)          Request the cooperation of the Company in connection with the transfer of record and/or beneficial ownership of any Collateral Shares to the Collateral Agent for the benefit of the Secured Parties.

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Section 7.04         Account Verification; Attorney in Fact; Proxy.

(a)          The Borrower acknowledges that after the occurrence and during the continuance of an Event of Default, after prior written notice to the Borrower of its intent to do so, the Collateral Agent may in its own name, or in the name of the Borrower, communicate with the Account Debtors of the Borrower to verify with such Persons the existence, amount and terms of, and any other matter reasonably relating to, the Accounts owing by such Account Debtor to the Borrower (including any Instruments, Chattel Paper, payment intangibles and/or other Receivables that are Collateral relating to such Accounts).

(b)          (i) The Borrower hereby appoints, effective upon the occurrence and during the continuance of an Event of Default, the Collateral Agent as its attorney-in-fact (1) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are permitted by Section 6.02), (2) to endorse and collect any cash proceeds of the Collateral and to apply the proceeds of any Collateral received by the Collateral Agent to the Obligations as provided herein or in the Credit Agreement or any other Loan Document, (3) to demand payment or enforce payment of the Receivables in the name of the Collateral Agent or the Borrower and to endorse any and all checks, drafts, and other instruments for the payment of money relating to the Receivables, (4) to sign the Borrower’s name on any invoice or bill of lading relating to the Receivables, drafts against any Account Debtor of the Borrower, assignments and verifications of Receivables, (5) to exercise all of the Borrower’s rights and remedies with respect to the collection of the Receivables and any other Collateral, (6) to settle, adjust, compromise, extend or renew the Receivables, (7) to settle, adjust or compromise any legal proceedings brought to collect Receivables and (8) to use information contained in any data processing, electronic or information systems relating to Collateral; and the Borrower agrees to reimburse the Collateral Agent for any reasonable payment made or any reasonable documented expense incurred by the Collateral Agent in connection with any of the foregoing, in accordance with, and solely to the extent required by, the provisions Section 10.03; provided that, this authorization shall not relieve the Borrower of any of its obligations under this Agreement or under any other Security Documents.

(ii) All acts of said attorney or designee are hereby ratified and approved by the Borrower. The powers conferred on the Collateral Agent, for the benefit of the Collateral Agent and Secured Parties, under this Section 7.04(b) are solely to protect the Collateral Agent’s interests in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers.

Article VIII

EVENTS OF DEFAULT

Section 8.01         Events of Default; Remedies. If any of the following events (“Events of Default”) shall occur:

(a)          the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)          the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 8.01) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c)          any representation, warranty or certification made or deemed made by or on behalf of the Borrower herein or in any Loan Document, or in any report, certificate, financial statement or other document required to be delivered pursuant hereto or thereto, shall prove to have been materially inaccurate when made or deemed made;

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(d)         the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), Section 5.03(a), Section 5.08 or in Article VI of this Agreement;

(e)         the Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Section 8.01), and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof from the Administrative Agent to the Borrower;

(f)          (i) any event or condition occurs that results in any “Loans” (as defined in the Company Credit Agreement) becoming due prior to its scheduled maturity; provided, that this clause (i) shall not apply to such “Loans” that become due as a result of any permitted Disposition (including as a result of a casualty or condemnation event) of the property or assets securing such “Loans” or (ii) an “Event of Default” (as defined in the Company Credit Agreement) under clause (a), (b), (g) or (h) of Section 8.01 of the Company Credit Agreement shall have occurred and continue unremedied for a period of thirty (30) consecutive days;

(g)         an involuntary proceeding, corporate action, legal proceeding or other procedure or step shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, bankruptcy, administration, winding up, deregistration, a suspension or moratorium of payments, dissolution of or other relief in respect of the Borrower or its debts, or of a substantial part of its assets, under any federal, state, provincial, territorial or other applicable bankruptcy, insolvency, receivership, arrangement, liquidation, reorganization or similar law now or hereafter in effect or (ii) a distress, attachment, execution or the appointment of a receiver, interim receiver, receiver manager, trustee, liquidator, administrator, custodian, administrative recovery compulsory manager, sequestrator, conservator or similar official or a creditor’s committee for the Borrower or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed, undischarged or unbonded for sixty (60) consecutive days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)         the Borrower shall (i) voluntarily commence any proceeding, corporate action, legal proceeding or other procedure or step or file any petition seeking liquidation (other than a solvent liquidation permitted by Section 6.03), reorganization (by way of voluntary arrangement, scheme of arrangement or similar), bankruptcy, administration, winding up, deregistration, a suspension or moratorium of payments, creditor arrangement, compromise or similar or other relief under any federal, state or other applicable bankruptcy, insolvency, receivership, arrangement, liquidation, reorganization or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Section 8.01, (iii) apply for or consent to the appointment of a receiver, interim receiver, receiver manager, trustee, liquidator, administrator, custodian, administrative recovery compulsory manager, sequestrator, conservator, administrator or similar official or a creditor’s committee for the Borrower or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, or (v) make a general assignment for the benefit of creditors;

(i)          the Borrower shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j)          one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 (to the extent not covered by insurance as to which the insurer has not denied coverage) shall be rendered against the Borrower (to the extent not paid in full within any applicable period for payment) and there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment by reason of a pending appeal, payment or otherwise is not in effect;

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(k)         an ERISA Event shall have occurred if such ERISA Event could reasonably be expected to result in a Material Adverse Effect;

(l)          any Lien purported to be created under any Security Document shall cease to be, or shall be asserted in writing by the Borrower not to be, a valid and perfected Lien on any Collateral, except (i) to the extent that perfection or priority is not required pursuant to the Collateral Requirement or any Security Documents, (ii) in connection with a release of such Collateral in accordance with the terms of this Agreement, (iii) as a result of the Collateral Agent’s failure to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or (B) file UCC continuation statements or (iv) if such loss of an enforceable or perfected security interest, as applicable, may be remedied by the filing of appropriate documentation without the loss of priority;

(m)        any material provision of this Agreement or any other Loan Document shall for any reason cease to be in full force and effect except as expressly permitted hereunder or thereunder, or the Borrower shall so state in writing, in each case, other than in connection with a release of any Guarantee in accordance with the terms of this Agreement;

(n)         a Change of Control shall occur; or

(o)         a Delisting shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Section 8.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans then outstanding so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (g) or (h) of this Section 8.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower. In addition, if any Event of Default shall occur and be continuing, the Collateral Agent may (and if directed by the Required Lenders, shall) foreclose or otherwise enforce any Lien granted to the Collateral Agent, for the benefit of the Secured Parties, to secure payment and performance of the Obligations in accordance with the terms of the Loan Documents and exercise any and all rights and remedies afforded by applicable Law, by any of the Loan Documents, by equity, or otherwise.

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Article IX

THE AGENTS

Section 9.01         Appointment. Each of the Lenders hereby irrevocably appoints (a) HSBC as agent on its behalf, and on behalf of each of its Affiliates (other than any Affiliate of UniCredit Bank AG) who are owed Obligations (each such Affiliate by acceptance of the benefits of the Loan Documents hereby ratifying such appointment) and authorizes the Administrative Agent to take such actions and perform the duties, obligations and responsibilities on its behalf and on behalf of such Affiliates and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions, powers, authorities and discretions as are reasonably incidental thereto and (b) HCTC, as collateral agent on its behalf, and on behalf of each of its Affiliates (other than any Affiliate of UniCredit Bank AG) who are owed Obligations (each such Affiliate by acceptance of the benefits of the Loan Documents hereby ratifying such appointment) and authorizes the Collateral Agent to take such actions on its behalf and on behalf of such Affiliates and to exercise such powers as are delegated to the Collateral Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent or the Collateral Agent (relying on the Administrative Agent) shall be entitled to request instructions, or clarification of any instruction, from the Lenders as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Administrative Agent or the Collateral Agent may refrain from acting unless and until it receives those instructions or that clarification. The Administrative Agent or the Collateral Agent may refrain from acting in accordance with any instructions by or on behalf of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Loan Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions. In the-absence of instructions, the Administrative Agent or the Collateral Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

Section 9.02         Rights as a Lender. Any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender (if it becomes a Lender) as any other Lender and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Affiliate thereof as if it were not an Agent hereunder. For the avoidance of doubt, each Agent is a separate entity from any Lender that is an Affiliate of such Agent.

Section 9.03         Limitation of Duties and Immunities.

(a)          Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents and each Agent’s duties are solely mechanical and administrative in nature whether or not a Default has occurred and is continuing. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise so long as directed in writing to take such discretionary action by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request by or on behalf of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent. No Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another party. No Agent shall be bound to inquire: (1) whether or not any Default has occurred; (2) as to the performance, default or any breach of any party of its obligations under any Loan Document; or (3) whether any event specified in any Loan Document has occurred. The Agents shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agents to liability or that is contrary to any Loan Document or applicable Laws, including, for the avoidance of doubt, any action that may be in violation of the automatic stay or that may effect a forfeiture, modification or termination of a property interest in violation of any applicable bankruptcy/insolvency laws and the applicable Agent shall in all cases be fully justified in failing or refusing to act under this Agreement or any other Loan Document unless it first receives further assurances of its indemnification from the Lenders that the applicable Agent reasonably believes it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expenses and liabilities it may incur in taking or continuing to take any such discretionary action at the direction of the Required Lenders.

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(b)         The Arrangers and Other Arrangers shall not have any obligation or duty under this Agreement.

Section 9.04         Reliance on Third Parties; Limitation on Responsibility. Each Agent shall be entitled to conclusively rely upon, and shall not incur any liability for relying upon, any notice, request, instruction, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent may act in relation to the Loan Documents through its officers, employees and agents and no Agent shall: be liable for any error of judgment made by any such Person; or be bound to supervise, or be in any way responsible for, any loss incurred by reason of misconduct, omission or default on the part, of any such Person, unless such error or such loss was directly caused by that Agent’s gross negligence or willful misconduct. For the avoidance of doubt, no Agent shall have any (a) liability to investigate title to charged assets or for defective title, (b) liability for the efficacy of this Agreement, (c) obligation to undertake anything that may be contrary to law or regulation and may take action to ensure compliance with such law or regulation or (d) obligation to risk or expend its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities under the Loan Documents or the exercise of any right, power, authority or discretion under the Loan Documents if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it. The powers conferred on each Agent under this Agreement and other Loan Documents are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody and preservation of the Collateral in its possession and the accounting for monies actually received by it, no Agent shall have any other duty as to the Collateral, whether or not such Agent or any of the other Lenders or Issuing Banks has or is deemed to have knowledge of any matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to the Collateral. Each Agent hereby agrees to exercise reasonable care in respect of the custody and preservation of the Collateral. Each Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equal to that which such Agent accords its own property.

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Section 9.05         Sub-Agents. Each Agent may perform any and all its duties and exercise its rights and powers hereunder or under any other Loan Documents by or through any one or more sub-agents appointed by such Agent without any liability to their acts or omissions. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Agreement shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

Section 9.06         Successor Agent. Subject to the appointment and acceptance of a successor to the applicable Agent as provided in this paragraph, each Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent and the Administrative Agent shall have the right to appoint a successor Collateral Agent, subject to the consent of the Borrower (which consent shall not be unreasonably withheld or delayed); provided that the Borrower’s consent shall not be required if an Event of Default has occurred and is continuing. If no successor shall have been so appointed by the Required Lenders or Administrative Agent, as applicable, and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint (i) a successor Administrative Agent, or (ii) or a successor Collateral Agent (if applicable) on terms to be agreed, in each case, subject to the consent of the Borrower (which consent shall not be unreasonably withheld); provided that the Borrower’s consent shall not be required if an Event of Default has occurred and is continuing; provided, further that if no successor Collateral Agent is appointed, the then-existing Collateral Agent shall be entitled to apply to a court of competent jurisdiction for the appointment of a successor Collateral Agent or for other appropriate relief. Notwithstanding the foregoing, in the event no successor Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its intent to resign, the retiring Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, (b) the Collateral Agent shall have the right to appoint a successor Collateral Agent that shall succeed it and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and (c) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the Agent shall be discharged from its duties and obligations hereunder (other than with respect to its obligations under Section 10.12). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After any Agent’s resignation hereunder, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 9.07         Independent Credit Decisions. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

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Section 9.08         Permitted Release of Collateral.

(a)          Automatic Release. If any Collateral (i) is the subject of a Disposition which is permitted under Section 6.05 or (ii) becomes an Excluded Asset (other than Excluded Assets pursuant to clauses (c) or (d) of the definition thereof), the Liens in such Collateral shall automatically terminate and such Collateral will be (in the case of a Disposition, when disposed of) free and clear of all such Liens.

(b)          Written Release. The Collateral Agent (upon instruction by the Administrative Agent) is irrevocably authorized to release of record, and shall release of record, any Liens encumbering any Collateral described in clause (a) above upon an authorized officer of the Borrower certifying in writing to the Agent that the proposed release is permitted under Section 6.05. To the extent the Collateral Agent is required to execute any release documents in accordance with the immediately preceding sentence, the Collateral Agent shall do so as soon as reasonably practicable upon request of the Borrower and the Administrative Agent (subject to Section 10.03, at the cost of the Borrower) without the consent or further agreement of any Secured Party. If a Disposition of Collateral is not permitted under or pursuant to the Loan Documents, the Liens encumbering the Collateral may only be released in accordance with the other provisions of this Section 9.08 or the provisions of Section 10.02.

(c)          Release Upon Date of Full Satisfaction. The Collateral Agent shall, and is irrevocably authorized by the Secured Parties (without any consent or further agreement of any Secured Party) to, release the Collateral Agent’s Liens upon the Date of Full Satisfaction. To the extent the Collateral Agent is required to execute any release documents in accordance with the immediately preceding sentence, the Collateral Agent shall do so as soon as reasonably practicable upon request of the Borrower and the Administrative Agent (subject to Section 10.03, at the cost of the Borrower) without the consent or further agreement of any Secured Party.

(d)          Further Assurances. Upon the termination of any Lien created under any Security Document or release of Collateral, the Collateral Agent will, at the expense of the Borrower, promptly execute and deliver to the Borrower all UCC termination statements, termination statements and notices, releases and similar documents and take such other actions as the Borrower shall reasonably request to evidence the termination of such Lien or the release of such Collateral, in each case, in accordance with the terms of the Loan Documents, as the case may be, upon a Responsible Officer of the Borrower certifying in writing to the Collateral Agent that the proposed release is permitted in accordance with the terms of the Loan Documents. The Collateral Agent shall promptly deliver to the Borrower any Collateral (including any related stock power or allonge) in its possession.

(e)          Lien Subordination. The Collateral Agent is irrevocably authorized to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.02(d), (f), (h), (k), (m) and (n).

Section 9.09         Perfection by Possession and Control. The Collateral Agent hereby appoints each of the other Lenders to serve as bailee to perfect the Collateral Agent’s Liens in any Collateral (other than deposit, securities or commodity accounts) in the possession of any such other Lender and each Lender possessing any such Collateral agrees to so act as bailee for the Collateral Agent in accordance with the terms and provisions hereof.

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Section 9.10         Lender Affiliates Rights. By accepting the benefits of the Loan Documents, any Affiliate of a Lender that is owed any Obligation is bound by the terms of the Loan Documents. But notwithstanding the foregoing: (a) neither any Agent nor any Lender shall be obligated to deliver any notice or communication required to be delivered to any Lender under any Loan Documents to any Affiliate of any Lender; and (b) no Affiliate of any Lender that is owed any Obligation shall be included in the determination of the Required Lenders or entitled to consent to, reject, or participate in any manner in any amendment, waiver or other modification of any Loan Document. The Agents shall not have any liabilities, obligations or responsibilities of any kind whatsoever to any Affiliate of any Lender who is owed any Obligation. The Agents shall deal solely and directly with the related Lender of any such Affiliate in connection with all matters relating to the Loan Documents. The Obligation owed to such Affiliate shall be considered the Obligation of its related Lender for all purposes under the Loan Documents and such Lender shall be solely responsible to the other parties hereto for all the obligations of such Affiliate under any Loan Document.

Section 9.11         Actions in Concert and Enforcement by the Collateral Agent. Notwithstanding anything contained in any of the Loan Documents, the Borrower, each Agent and each Lender hereby agree that (A) no Lender shall have any right individually to realize upon any of the Collateral under any Security Document, it being understood and agreed that all powers, rights and remedies under the other Security Documents with respect to the Collateral may be exercised solely by the Collateral Agent (at the direction of the Administrative Agent) for the benefit of the Secured Parties in accordance with the terms thereof and (B) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold in any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale. In case of any bankruptcy or other insolvency proceeding involving the Borrower (“Bankruptcy Proceeding”), the Administrative Agent may intervene in such Bankruptcy Proceeding to (a) file and prove a claim for the whole amount of principal, interest and unpaid fees in respect of the Loans and all other obligations that are owing and unpaid under the terms of Agreement and other Loan Documents and to file such documents as may be necessary or advisable in order to have the claims of the Lenders, the Collateral Agent and Administrative Agent (including any claim for reasonable compensation, expenses, disbursements and advances of any of the foregoing entities and their respective agents, counsel and other advisors) allowed in such Bankruptcy Proceedings; and (b) to collect and receive any monies or other property payable or deliverable on account of any such claims and to distribute the same to the Lenders and Collateral Agent under the terms of the Agreement. Further, any custodian, receiver, assignee, trustee, liquidator or similar official in any such Bankruptcy Proceeding is (i) authorized to make payments or distributions in a Bankruptcy Proceeding directly to the Administrative Agent on behalf of all of the Lenders or Collateral Agent to whom any amounts are owed under the Agreement and other loan documents, unless the Administrative Agent expressly consents in writing to the making of such payments or distributions directly to such Lenders and Collateral Agent; and (ii) required to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Agreement and other Loan Documents.

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Article X

MISCELLANEOUS

Section 10.01       Notices. Except in the case of notices and other communications expressly permitted to be given by telephone or other means, all notices and other communications provided for herein shall be in writing and (to the extent permitted by the applicable notice provision) shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email, as follows:

(a)          if to the Borrower:

(i)          Cottage Holdco B.V.

c/o JAB Cosmetics B.V.

Attention: Joachim Creus

Oosterdoksstraat 80

1011 DK Amsterdam, The Netherlands

(ii)           with a copy (which shall not constitute notice to the Borrower) to Skadden, Arps, Slate Meagher & Flom LLP, 4 Times Square, New York, New York 10036, Attention: Steven Messina; Email: steven.messina@skadden.com; Fax: 917-777-3509.

(b)          if to the Administrative Agent:

(i)           HSBC Bank plc

Issuer Services, Level 28

8 Canada Square

London, E14 SHQ

Attention: Issuer Services

Facsimile: +44 (0) 20 7991 4347

Email: Borrower operational requests only: lag.fax@hsbcib.com

     All other queries: lad.agency.pef.loans@hsbc.com

(i)          with a copy to the Collateral Agent to HSBC Corporate Trustee Company (UK) Limited, Level 28, 8 Canada Square, London, E14 SHQ, Attention of Issues Service Trustee Administration (email: ctla.trustee.admin@hsbc.com), solely with respect to notices matters regarding the Collateral; and

(ii)         with a copy (which shall not constitute notice to the Administrative Agent) to Weil, Gotshal and Manges LLP, 767 Fifth Avenue, New York, New York 10153, Attention of Heather Viets (Fax No. (212) 310-8007, email: heather.viets@weil.com).

(c)          if to the Collateral Agent:

(i)           HSBC Corporate Trustee Company (UK) Limited

Issuer Services, Level 28

8 Canada Square

London, E14 SHQ

Attention: Attention of Issues Service Trustee Administration

Facsimile: +44 (0) 207 991 4350

Email: ctla.trustee.admin@hsbc.com

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(ii)         with a copy (which shall not constitute notice to the Administrative Agent) to Weil, Gotshal and Manges LLP, 767 Fifth Avenue, New York, New York 10153, Attention of Heather Viets (Fax No. (212) 310-8007, email: heather.viets@weil.com).

The Collateral Agent shall be entitled to carry out all dealings with the Secured Parties exclusively through the Administrative Agent and may give to the Administrative Agent, as applicable, any notice or other communication required to be given by the Security Agent to a Secured Party.

(d)          if to any other Lender, to it at its address (or email) set forth in its Administrative Questionnaire.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agents; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Agents or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by encrypted or unencrypted (for reasons of technical practicality, electronic communication may be sent in unencrypted form even if the content may be subject to confidentiality and banking secrecy) electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Any party hereto may change its address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

The Borrower understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the gross negligence, bad faith or willful misconduct of, or a material breach of any obligations under the Loan Documents by, any agent hereunder, as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Platform and any Approved Electronic Communications are provided “as is” and “as available” and none of the agents party hereto nor any of their Related Parties warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the agents party hereto nor any of their Related Parties in connection with the Platform or the Approved Electronic Communications.

Section 10.02      Waivers; Amendments.

(a)          No Waiver; Rights Cumulative. No failure or delay by the applicable Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the applicable Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the applicable Agent or any Lender may have had notice or knowledge of such Default at the time.

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(b)          Amendments. Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except in the case of this Agreement and any circumstance other than in the first proviso below, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or by the Administrative Agent or Collateral Agent, as applicable, with the consent of the Required Lenders) or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent or Collateral Agent, as applicable, and the Borrower, in each case, with the consent of the Required Lenders; provided that no such agreement shall, (A) without the written consent of each Lender directly and adversely affected thereby (but not the consent of the Required Lenders) (1) increase the Commitment of any Lender (it being understood that a waiver of any condition precedent in Section 4.01 or Section 4.02 or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not be an increase of a Commitment of any Lender), (2) reduce the principal amount of any Loan or reduce the rate of interest thereon (other than interest accruing pursuant to Section 2.10(c) or a waiver thereof), or reduce any fees payable hereunder, (3) postpone the scheduled date of payment of any interest on any Loan (other than interest accruing pursuant to Section 2.10(c) or a waiver thereof), or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, (4) postpone the final scheduled date of payment of the principal amount of any Loan, (5) postpone the scheduled date of expiration of any Commitment (it being understood that a waiver of any condition precedent in Section 4.01 or Section 4.02 or the waiver of any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not be an extension of a Commitment of any Lender) or (6) change Section 2.15(b), (c) or (f) in a manner that would alter the pro rata sharing of payments required thereby (except that modifications to such pro rata sharing provisions in connection with (x) loan buy back or similar programs, (y) “amend and extend” transactions or (z) adding one or more tranches of Loans (which may but are not required to be new money tranches of Loans), which, in each case, shall only require the written consent of each Lender participating in such transaction), (B) change the currency in which any Loan or Commitment of any Lender is denominated without the written consent of such Lender (but not, for the avoidance of doubt, the consent of the Required Lenders), (C) without the written consent of each Lender (1) change any of the provisions of this Section or the definition of “Required Lenders” (or for the avoidance of doubt any provision that requires the consent of all Lenders or all directly affected Lenders) and (2) release all or substantially all of the Collateral from the Liens of the Security Documents (it being understood that the determination that any assets acquired after the Closing Date shall not constitute Collateral shall not be deemed a release of Collateral), (D) permit assignment of rights and obligations of the Borrower hereunder, without the written consent of each Lender directly and adversely affected thereby (but not, for the avoidance of doubt, the consent of the Required Lenders); provided, further that (1) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent without the prior written consent of the Administrative Agent or the Collateral Agent, as the case may be, and (2) notwithstanding the foregoing, (x) any waiver or modification of a condition to an extension of credit under the Revolving Facility and (y) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class may be effected by an agreement or agreements in writing entered into by the Borrower and requisite percentage in interest of the affected Class (or Classes) of Lenders (and without the consent of the Required Lenders), that would be required to consent thereto if such Class were the only Class hereunder at the time, or (E) amend or modify the provisions of Section 1.08 without the written consent of each Restricted Lender.

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Notwithstanding anything in this Agreement (including, without limitation, this Section 10.02(b)) or any other Loan Document to the contrary, (i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, mistake, defect or inconsistency and such amendment shall be deemed approved by the Lenders if the Lenders shall have received at least five (5) Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; and (iii) guarantees, collateral documents and related documents executed by the Borrower in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Loan Document, entered into, amended, supplemented or waived, without the consent of any other Person, by the Borrower and the Administrative Agent in its sole discretion, to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable requirements of law, or (C) to cure ambiguities, omissions, mistakes or defects or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

Notwithstanding anything to the contrary herein, at any time and from time to time, upon notice to the Administrative Agent (who shall promptly notify the applicable Lenders) specifying in reasonable detail the proposed terms thereof, the Borrower may make one or more loan modification offers to all the Lenders of any Class of Loans and/or Commitments that would, if and to the extent accepted by any such Lender, (a) change the All-In-Yield with respect to the Loans and Commitments under such Class (in each case, solely with respect to the Loans and Commitments of accepting Lenders in respect of which an acceptance is delivered) and (b) treat the Loans and Commitments so modified as a new “facility” and a new “Class” for all purposes under this Agreement (a “Loan Modification”); provided that (i) such loan modification offer is made to each Lender under the applicable Class of Loans and/or Commitments on the same terms and subject to the same procedures as are applicable to all other Lenders under such Class of Loans and/or Commitments (which procedures in any case shall be reasonably satisfactory to the Administrative Agent), (ii) no Loan Modification shall affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent, without its prior written consent, (iii) no Loan Modification is secured by assets other than the Collateral and (iv) no Loan Modification will be guaranteed.

In connection with any such Loan Modification, the Borrower and each accepting Lender shall execute and deliver to the Administrative Agent such agreements and other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the applicable loan modification offer and the terms and conditions thereof, and this Agreement and the other Loan Documents shall be amended in a writing (which may be executed and delivered by the Borrower and the Administrative Agent and shall be effective only with respect to the applicable Loans and Commitments of Lenders that shall have accepted the relevant loan modification offer (and only with respect to Loans and Commitments as to which any such Lender has accepted the loan modification offer)) to the extent necessary or appropriate, in the judgment of the Administrative Agent, to reflect the existence of, and to give effect to the terms and conditions of, the applicable Loan Modification (including the addition of such modified Loans and/or Commitments as a “facility” or a “Class” hereunder). No Lender shall have any obligation whatsoever to accept any loan modification offer, and may reject any such offer in its sole discretion. On the effective date of any Loan Modification applicable to the Revolving Facility, the Borrower shall prepay any Revolving Loans outstanding on such effective date (and pay any additional amounts required pursuant to Section 2.13) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised pro rata share of a Revolving Lender in respect of the Revolving Facility arising from any nonratable Loan Modification to the Revolving Commitments under this Section. Notwithstanding the foregoing, no Loan Modification referred to above shall become effective unless the Administrative Agent, to the extent reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent in all material respects with those delivered on the Closing Date under Section 4.01 (other than changes to such legal opinions resulting from a change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent). The Lenders hereby authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish any Loan Modification and to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such loan modification offer, in each case, on terms consistent with and/or to effect the provisions hereof relating to Loan Modifications.

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Section 10.03       Expenses; Indemnity; Damage Waiver.

(a)          Expenses. The Borrower shall pay, within thirty (30) days of a written demand therefor (together with reasonable backup documentation supporting such reimbursement request), (i) all reasonable and documented out-of-pocket expenses incurred by each Agent, each Arranger and their respective Affiliates, including the reasonable and documented out-of-pocket fees, charges and disbursements of outside counsel (limited to one primary counsel for the Agents, the Arrangers, the Other Arrangers and the Lenders, taken as a whole, and, if necessary, one additional counsel in each relevant material jurisdiction and one specialty counsel), in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section 10.03 and including any workouts, restructuring or negotiations in respect of the Loan Documents, or in connection with the Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans and (ii) all reasonable and documented out-of-pocket expenses incurred by any Agent or any Lender, including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel (limited to one counsel to the Agents and the Lenders, taken as a whole, and, if necessary, one additional counsel in each jurisdiction in which any Collateral is located or any proceedings are held and one specialty counsel and, in the case of an actual or perceived conflict of interest, one additional counsel to each group of similarly situated Persons, taken as a whole), in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section 10.03, or in connection with the Loans made hereunder. Notwithstanding the foregoing, any fees payable in respect of the Closing Date, including legal fees and expenses, shall be due and payable as specified in Section 4.01.

(b)          Indemnity. The Borrower shall indemnify the Arrangers, the Other Arrangers, the Administrative Agent, the Collateral Agent and each Lender, and each Affiliate and controlling Person, and their respective officers, director, employee, partner, trustee, advisor, shareholder, agent and other representative and their successors and permitted assigns of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented out-of-pocket expenses, including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee (limited to one outside counsel to the Indemnitees, taken as a whole, and, if reasonably necessary, one additional counsel in each jurisdiction in which any collateral is located or any proceedings are held and one specialty counsel, if applicable, and, in the case of an actual or perceived conflict of interest, one additional counsel to the each group of similarly situated Indemnitees, taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the syndication of the Commitments or the Loans, the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions, any other acquisition permitted hereby or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto or whether such claim, litigation, investigation or proceeding is brought by the Borrower or any other Person; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnitee or any Related Party of such Indemnitee, (ii) a material breach of the obligations of such Indemnitee or any Related Party of such Indemnitee under the Loan Documents (in the case of the preceding clauses (i) and (ii), as determined by a final, non-appealable judgment of a court of competent jurisdiction) or (iii) any dispute solely among the Indemnitees (other than an Arranger or Agent acting in their capacity as such) and to the extent not arising out of any act or omission of the Borrower or its Affiliate. Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return any and all amounts paid by the Borrower under this paragraph to such Indemnitee for any such fees, expenses or damages to the extent such Indemnitee is not entitled to payment of such amount in accordance with the terms hereof. Each Indemnitee shall promptly notify the Borrower upon receipt of written notice of any claim or threat to institute a claim; provided that any failure by any Indemnitee to give such notice shall not relieve the Borrower from the obligation to indemnify such Indemnitee. This Section 10.03(b) and Section 10.03(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages from any non-Tax claim.

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(c)          Lender’s Agreement to Pay. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Collateral Agent under clause (a) or (b) of this Section 10.03, each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposure, outstanding Term Loans and unused Commitments at the time.

(d)          Payment. Unless otherwise specified, all amounts due under this Section 10.03 shall be payable not later than thirty (30) days after written demand therefor.

Section 10.04      Successors and Assigns.

(a)          Successors and Assigns. 2The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Secured Party related to any Lender), Participants (to the extent provided in clause (c) of this Section 10.04) and, to the extent expressly contemplated hereby, the Secured Parties and other Related Parties of each of the Administrative Agent and the Lenders), any legal or equitable right, remedy or claim under or by reason of this Agreement.

2 WARNING. Please seek Dutch legal advice (i) until competent authority publishes its interpretation of the term “public” (as referred to in Article 4.1(1) of the Capital Requirements Regulation (EU/575/2013)), if any amount lent to a Dutch borrower is to be transferred or assigned which is less than EUR 100,000 (or its equivalent) and (ii) as soon as competent authority publishes its interpretation of the term “public”, if the new Lender is considered to be part of the public on the basis of that interpretation.

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(b)          Assignment.

(i)            Subject to the conditions set forth in clause (ii) below, any Lender may assign to one or more assignees (except to any natural person, the Borrower or a Person that is a Disqualified Institution as of the “trade date” with respect to such assignment (provided that the list of Disqualified Institutions (other than any “reasonably identifiable” Affiliate (on the basis of the similarity of such Affiliate’s name to the name of an entity identified in writing on the list of Disqualified Institutions) included in the definition of “Disqualified Institution”) is made available to any Lender who specifically requests a copy thereof) (it being understood that, irrespective of anything herein (including Section 10.12) to the contrary, the Administrative Agent or any such Lender may disclose any such copy to any prospective Lender (other than to a Person that is a Disqualified Institution at the time of such disclosure) who specifically requests a copy thereof)) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it which, for the avoidance of doubt, may be assigned on a non-pro rata basis across the Term Facility and/or the Revolving Facility) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(1)         the Borrower; provided, that no consent of the Borrower shall be required for (A) an assignment of (x) any Revolving Commitment to an assignee that is a Lender with a Revolving Commitment immediately prior to giving effect to such assignment, (y) any Revolving Commitment to an assignee that is an Affiliate of a Revolving Lender that is either (i) under the Control of or (ii) Controlling such Revolving Lender or (z) all or any portion of a Term Loan to a Term Lender, an Affiliate of a Term Lender or an Approved Fund of a Term Lender or (B) if an Event of Default under Sections 8.01(a), (b), (g) or (h) exists, an assignment to any other Eligible Assignee; and provided, further, that such consent of the Borrower to an assignment (if required) must not be unreasonably withheld or delayed and that the Borrower shall be deemed to have consented to any such assignment of Term Loans unless the Borrower shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

(2)         the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii)         Assignments shall be subject to the following additional conditions:

(1)         except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than (1) $1,000,000 in the case of the Term Facility and (2) $5,000,000 in the case of the Revolving Facility unless each of the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld, delayed or conditioned);

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(2)         each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of any Class of Commitments or Loans;

(3)         the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that (x) in the case of contemporaneous assignments by any Lender to one or more Approved Funds, only a single recordation fee shall be payable for such assignments and (y) such fee may be waived or reduced in the sole discretion of the Administrative Agent;

(4)         the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable Laws, including federal and state securities laws; and

(5)         no assignment under this Section 10.04(b)(ii)(5) shall be effective until the assignor Lender and the Administrative Agent and or the Collateral Agent, as applicable, has satisfied its respective “know your customer” requirements or other similar checks under all applicable laws and regulations in relation to such assignment with respect to the assignee, and the assignor Lender, Administrative Agent and the Collateral Agent shall not be obligated to execute any Assignment and Assumption until such requirements with respect to the assignee have been satisfied, provided that the assigner Lender, Administrative Agent and or Collateral Agent shall not unreasonably delay its determination of the satisfaction of “know your customer” requirement or other similar checks under all applicable laws and regulations in relation to such assignment.

(iii)        The Borrower shall be entitled to seek specific performance to unwind any such assignment in addition to any other remedies available to the Borrower at law or at equity in respect of any assignment by a Lender without the Borrower’s consent to any Disqualified Institution or, to the extent the Borrower’s consent is required under the terms hereof (and not obtained). The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

(iv)        Subject to acceptance and recording thereof pursuant to clause (b)(v) of this Section 10.04, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations (including providing forms pursuant to Section 2.14(f)) of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 10.04.

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(v)         The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower solely for U.S. federal Tax purposes, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person that is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice (it being understood that no Lender shall be entitled to view any information in the Register except such information contained therein with respect to the Class and amount of Obligations owing to such Lender); provided that the Borrower shall only be permitted to inspect the Register once per calendar month unless otherwise agreed by the Administrative Agent.

(vi)        Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 10.04 and any written consent to such assignment required by clause (b) of this Section 10.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Sections 2.04(c), 2.05(d) or (e), 2.04(b), 2.15(c) or (d) or 10.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (vi).

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(c)          Participations.

(i)          Any Lender may, without the consent of any other Person, sell participations to one or more banks or other entities (except the Borrower or a Person that is a Disqualified Institution as of the “trade date” with respect to such participation (provided that the list of Disqualified Institutions (other than any “reasonably identifiable Affiliate” (on the basis of the similarity of such Affiliate’s name to the name of an entity identified in writing on the list of Disqualified Institutions) included in the definition of “Disqualified Institution”) is made available to any Lender who specifically requests a copy thereof) (it being understood that, irrespective of anything herein (including Section 10.12) to the contrary, the Administrative Agent or any such Lender may disclose any such copy to a prospective participant (other than to a Person that is a Disqualified Institution at the time of such disclosure) who specifically requests a copy thereof)) (a “Participant”) in all or a portion of such Lender’s rights and obligations under the this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Collateral Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) that under such arrangement (and for the duration of such arrangement): (I) the relationship between the Lender and that other Person is that of a debtor and creditor (including in the event of a bankruptcy or similar event of the Lender); (II) the other Person will have no proprietary interest in the benefit of this Agreement or in any monies received by the Lender under or in relation to this Agreement; (III) the other Person will under no circumstances be subrogated to, or substituted in respect of, the Lender’s claims under this Agreement; and (IV) the other Person will under no circumstances otherwise have any contractual relationship with, or rights against, the Borrower under or in relation to this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to clause (c)(ii) of this Section 10.04, the Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the limitations of, Sections 2.12, 2.13 and 2.14 (it being understood that the documentation required under Section 2.14(f) shall be delivered by the Participant) to the same extent as if it were a Lender and had acquired its interest in the Loans by assignment pursuant to clause (b) of this Section 10.04; provided that such Participant (A) agrees to be subject to the provisions of Section 2.16 and (B) shall not be entitled to receive any greater payments under Sections 2.12 and 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15(c) as though it were a Lender. The Borrower shall be entitled to seek specific performance to unwind any such assignment or participation in addition to any other remedies available to the Borrower at law or at equity in respect of any participation by a Lender without the Borrower’s consent to any Disqualified Institutions or, to the extent the Borrower’s consent is required under the terms hereof (and not obtained).

(ii)         Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower solely for U.S. federal Tax purposes, shall maintain a register at one of its offices on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitment, Loans or its other obligations under this Agreement or any other Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender and the Administrative Agent shall treat each Person that is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

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(d)          Pledge. Any Lender may, in accordance with applicable Law, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority, and this Section 10.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.05       Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder. The provisions of Sections 2.12, 2.13, 2.14 and 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof. For the avoidance of doubt, if any entity ceases to be a Lender under this Agreement pursuant to an Assignment and Assumption, such entity shall be entitled to the benefits of the surviving provisions in the previous sentence but only with respect to the period during which such entity was a Lender under this Agreement.

Section 10.06       Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, the Collateral Agent, the Arrangers or the Other Arrangers embody the final, entire agreement among the parties relating to the subject matter hereof and supersede any and all previous commitments, agreements, representations and understandings, whether oral or written, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto. There are no unwritten oral agreements among the parties hereto. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page of this Agreement by email or other electronic means (including a “.pdf” or “.tif” file) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07       Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

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Section 10.08       Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the Loan Obligations held by such Lender or Affiliate, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each party exercising rights under this Section 10.08 shall promptly notify the Borrower (with a copy to the Administrative Agent) after any such exercise; provided that the failure to give such notice shall not affect the validity of such right. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 10.09       Governing Law; Jurisdiction; Consent to Service of Process.

(a)          Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York. Notwithstanding the foregoing, it is understood and agreed that (i) the interpretation of clause (a) of the definition “Material Adverse Effect” (and whether or not a Material Adverse Effect pursuant to clause (a) of the definition thereof has occurred) and (ii) the determination of whether the Tender Offer has been consummated in accordance with the terms of the Offer Documents and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof, in each case, shall be governed by, and construed and interpreted in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Notwithstanding the foregoing, if the Borrower is represented by an attorney in connection with the signing and/or execution of this Agreement or any other agreement, deed or document referred to in or made pursuant to this Agreement, it is hereby expressly acknowledged and accepted by the other parties to this Agreement that the existence and extent of the attorney’s authority and the effects of the attorney’s exercise or purported exercise of his or her authority shall be governed by the laws of The Netherlands.

(b)          Jurisdiction. Each Lender, the Borrower, and the Agent hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any federal or state court located in the borough of Manhattan in the City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document (excluding the enforcement of the Security Documents to the extent such security documents expressly provide otherwise), or for recognition or enforcement of any judgment, and each of such parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of such parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)          Venue. The Borrower and each other party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section 10.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          Service of Process. The Borrower and each other party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

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Section 10.10       WAIVER OF JURY TRIAL. THE BORROWER AND EACH OTHER PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THE BORROWER AND EACH OTHER PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11        Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12       Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed: (a) to its Related Parties, including accountants, legal counsel and other advisors on a “need-to-know” basis solely in connection with the Transactions (it being understood that the Persons to whom such disclosure is made pursuant to this clause (a) will be informed of the confidential nature of such Information and instructed to keep such Information confidential and the Administrative Agent, the Collateral Agent and the Lenders shall be responsible for the compliance with this paragraph by its respective Related Parties), (b) to the extent requested by any Governmental Authority (in which case, such Person agrees to inform the Borrower promptly thereof prior to such disclosure, unless such Person is prohibited by applicable Law from so informing the Borrower, or except in connection with any request as part of any audit or regulatory examination or any pledge permitted pursuant to Section 10.04(d)), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process (in which case, to the extent permitted by law, the party in receipt of such request shall promptly inform the Borrower in advance other than in connection with any examination of the financial condition or other routine examination of such Lender), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions not less restrictive than those of this Section 10.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (but excluding any Disqualified Institution) or (ii) any actual or prospective direct or indirect counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the written consent of the Borrower, (h) subject to an agreement containing provisions not less restrictive than those of this Section 10.12, to any credit insurance provider relating to the Borrower and its obligations or (i) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.12. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and customary information about this Agreement to the extent routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. For the purposes of this Section 10.12, “Information” means all information received from the Borrower or their Related Parties relating to the Borrower or its business. Any Person required to maintain the confidentiality of Information as provided in this Section 10.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each Lender acknowledges that information as defined in this Section 10.12 furnished to it pursuant to this Agreement may include material non-public information concerning the Borrower and its Related Parties or their respective securities, except for Company Material Nonpublic Information, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable Law, including federal and state securities laws. All Information, including requests for waivers and amendments, furnished by the Borrower or any Agent or Arranger pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Borrower and its Related Parties or their respective securities. It is understood and agreed that no Administrative Agent, Collateral Agent or Lender may advertise or promote its role in arranging or providing any portion of any the Credit Facilities (including in any newspaper or other periodical, on any website or similar place for dissemination of information on the internet, as part of a “case study” incorporated into promotional materials, in the form of a “tombstone” advertisement or otherwise) without the prior written consent of the Borrower (which consent may be withheld in the Borrower’s sole and absolute discretion).

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Section 10.13       Maximum Interest Rate.

(a)          Limitation to Maximum Rate; Recapture. No interest rate specified in any Loan Document shall at any time exceed the Maximum Rate. If at any time the interest rate (the “Contract Rate”) for any obligation under the Loan Documents shall exceed the Maximum Rate, thereby causing the interest accruing on such obligation to be limited to the Maximum Rate, then any subsequent reduction in the Contract Rate for such obligation shall not reduce the rate of interest on such obligation below the Maximum Rate until the aggregate amount of interest accrued on such obligation equals the aggregate amount of interest which would have accrued on such obligation if the Contract Rate for such obligation had at all times been in effect. As used herein, the term “Maximum Rate” means, at any time with respect to any Lender, the maximum rate of nonusurious interest under applicable Law that such Lender may charge the Borrower. The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges contracted for, charged, or received in connection with the Loan Documents that constitute interest under applicable Law. Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to the Borrower at the time of such change in the Maximum Rate.

(b)          Cure Provisions. No provision of any Loan Document shall require the payment or the collection of interest in excess of the Maximum Rate. If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in any Loan Document or otherwise in connection with this loan transaction, the provisions of this Section 10.13 shall govern and prevail and neither the Borrower nor the sureties, guarantors, successors, or assigns of the Borrower shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance, or detention of sums loaned pursuant hereto. In the event any Lender ever receives, collects, or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable Law shall be applied as a payment and reduction of the principal of the obligations outstanding hereunder, and, if the principal of the obligations outstanding hereunder has been paid in full, any remaining excess shall forthwith be paid to the Borrower. In determining whether or not the interest paid or payable exceeds the Maximum Rate, the Borrower and each Lender shall, to the extent permitted by applicable Law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the obligations outstanding hereunder so that interest for the entire term does not exceed the Maximum Rate.

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Section 10.14       Limitation of Liability. None of the Borrower, the Administrative Agent, the Collateral Agent, any Lender, or any of their respective Related Parties shall have any liability with respect to, and the Borrower, the Administrative Agent, the Collateral Agent, and each Lender hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, consequential or punitive damages suffered or incurred by such party in connection with, arising out of, or in any way related to any of the Loan Documents, or any of the transactions contemplated by any of the Loan Documents; provided, that nothing contained in this sentence shall limit the Borrower’s indemnification obligations in Section 10.03 to the extent such special, indirect, consequential and punitive damages are included in any third party claim in connection with which any Indemnitee is entitled to indemnification hereunder.

Section 10.15       No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by the Administrative Agent, the Collateral Agent, or any Lender shall have the right to act exclusively in the interest of the Administrative Agent, the Collateral Agent and the Lenders and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrower, any of the Borrower’s shareholders or any other Person.

Section 10.16       No Fiduciary Relationship. The relationship between the Borrower on the one hand and the Agents, each other agent party hereto and each Lender on the other is solely that of debtor and creditor, and neither Agent, nor any other agent party hereto nor any Lender has any fiduciary or other special relationship with the Borrower, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between the Borrower on the one hand and each Agent, each other agent party hereto and each Lender on the other to be other than that of debtor and creditor. In addition, each Agent, each other agent party hereto and each Lender and their Affiliates may have economic interests that conflict with those of the Borrower, its stockholders and/or its Affiliates. The Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (ii) in connection therewith (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with the transactions contemplated hereby.

Section 10.17        Construction. The Borrower, each Agent and each Lender acknowledges that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by the parties thereto.

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Section 10.18       USA Patriot Act. Each Lender or Agent that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or Agent to identify the Borrower in accordance with the Patriot Act. Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Administrative Agent and the Collateral Agent do not have any obligation to ascertain the identity of the Borrower or any authorized signatories of the Borrower on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Borrower or any such authorized signatory in doing so.

Section 10.19       Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail-in Action on any such liability, including, if applicable:

(i)          reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 10.20       Judgment Currency. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement or such other Loan Document (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

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Section 10.21       Lender Representation and Warranty. Each Lender represents and warrants to the Borrower that it is not a Person that would render the Loans to be subject to Regulation T or U of the Board of Governors of the Federal Reserve System.

[Signature Pages Begin on the Next Page]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COTTAGE HOLDCO B.V., as the Borrower

By:	/s/ M.M. Broers
	Name:	M.M. Broers
	Title:	Managing Director

By:	/s/ C. Thun-Hohenstein
	Name:	C. Thun-Hohenstein
	Title:	Managing Director

[Signature Page to Loan and Security Agreement]

HSBC BANK PLC, as the Administrative Agent

By:	/s/ Peter Irvine
	Name:	Peter Irvine
	Title:	Authorised Signatory

[Signature Page to Loan and Security Agreement]

HSBC Corporate Trustee Company (UK) Limited, as the Collateral Agent

By:	/s/ James McComb
	Name:	James McComb
	Title:	Authorised Signatory

[Signature Page to Loan and Security Agreement]

HSBC BANK PLC, as a Lender

By:	/s/ Jessica Foong
	Name:	Jessica Foong
	Title:	Associate Director

[Signature Page to Loan and Security Agreement]

BNP PARIBAS, as a Lender

By:	/s/ Jacques Vigner
	Name:	Jacques Vigner
	Title:	Head of CIB Strategy, Conduct, Risk & Financial Resources

By:	/s/ Nicolas Marque
	Name:	Nicolas Marque
	Title:	Global Head of Equity Derivatives

[Signature Page to Loan and Security Agreement]

BNP PARIBAS FORTIS SA/NV, as a Lender

By:	/s/ Nicolas Rabier
	Name:	Nicolas Rabier
	Title:	Managing Director

By:	/s/ Francis Vandeventer
	Name:	Francis Vandeventer
	Title:	Corporate Debt Platform

[Signature Page to Loan and Security Agreement]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender

By:	/s/ Gregoire Gros
	Name:	Gregoire Gros
	Title:	Managing Director

By:	/s/ Nicolas Granger
	Name:	Nicolas Granger
	Title:	Managing Director

[Signature Page to Loan and Security Agreement]

ING BANK, A BRANCH OF ING-DIBA AG, as a Lender

By:	/s/ Michael Hofmann
	Name:	Michael Hofmann
	Title:	Director

By:	/s/ W. Jansen
	Name:	W. Jansen
	Title:	Director

[Signature Page to Loan and Security Agreement]

JPMORGAN CHASE BANK, N.A., LONDON BRANCH, as a Lender

By:	/s/ Baltazar Lam
	Name:	Baltazar Lam
	Title:	Vice President

[Signature Page to Loan and Security Agreement]

BANCO SANTANDER S.A, PARIS BRANCH, as a Lender

By:	/s/ Pierre Roserot de Melin
	Name:	Pierre Roserot de Melin
	Title:	Chief Administrative Officer Banco Santander SA Paris Branch

By:	/s/ AkSenova Elena
	Name:	AkSenova Elena
	Title:	Managing Director, senior banker

[Signature Page to Loan and Security Agreement]

SKANDINA VISKA ENSKILDA BANKEN AB (PUBL) FRANKFURT BRANCH, as a Lender

By:	/s/ Jürgen Baudisch
	Name:	Jürgen Baudisch
Title:

By:	/s/ Alexander Schneider
	Name:	Alexander Schneider
	Title:	Head of Corporate Loan Origination and Financial Strategy

[Signature Page to Loan and Security Agreement]

UNICREDIT BANK AG, as a Lender

By:	/s/ Hauke Schinkel
	Name:	Hauke Schinkel
	Title:	MD

By:	/s/ Andreas Hartung
	Name:	Andreas Hartung
	Title:	Director

[Signature Page to Loan and Security Agreement]

ANNEX A

Agreed Security Principles

1.	Considerations

(a)	The security to be provided in connection with this Agreement over assets located outside the U.S. will be given in accordance with the agreed security principles (the “Agreed Security Principles”) described below. For the avoidance of doubt, the Agreed Security Principles will not apply to the Collateral Shares.

(b)	The Agreed Security Principles embody a recognition by all parties to this Agreement that there may be certain legal and practical difficulties in obtaining effective or commercially reasonable security from the Borrower in non-U.S. jurisdictions in which it has been agreed that security will be granted and/or perfected. In particular:

(i)	general legal and statutory limitations, regulatory restrictions, financial assistance, corporate benefit, capital maintenance, equity subordination, fraudulent preference, “interest stripping”, “controlled foreign corporation”, transfer pricing or “thin capitalisation” rules, tax restrictions, retention of title claims and similar principles may prohibit, limit or otherwise restrict the ability of the Borrower to provide security or may require that the security be limited by an amount or otherwise. If any such limit applies, the security provided (or the enforceability thereof) will be limited to the maximum amount which the Borrower may provide, having regard to applicable Law (including any jurisprudence or case law) and subject to fiduciary duties of management. A security interest will not be required if, or its enforceability will be limited if and to the extent that, taking such security would expose the directors, officers or employees of the Borrower to a risk of contravention of their fiduciary duties and/or of civil or criminal liability;

(ii)	certain supervisory board, works council, regulator or regulatory board (or equivalent), or another external body’s or Person’s consent may be required to enable the Borrower to provide security. Such security shall not be required unless such consent has been received provided that reasonable endeavours have been used by the Borrower to obtain the relevant consent to the extent permissible by Law and such consent has no material adverse impact on relationships with third parties;

(iii)	a key factor in determining whether or not security shall be taken (and the extent of the perfection and/or registration of such security) is the applicable time and cost to the Borrower (including adverse effects in relation to taxes, interest deductibility and stamp duty, notarization and registration fees), which shall not be disproportionate to the benefit accruing to the Lenders of obtaining such security or perfection;

(iv)	where there is material incremental cost involved in creating security over all assets owned by the Borrower in a particular category, the principle stated at clause (iii) above shall apply and, subject to these Agreed Security Principles, only the material assets in that category shall be subject to security;

ANNEX A - 1

(v)	the maximum secured amount may be limited to minimise stamp duty, notarization, registration or other applicable fees, taxes and duties where the benefit of increasing the secured amount is disproportionate to the level of such fee, taxes and duties (and in any event the maximum aggregate amount payable by the Borrower in respect of fees, costs, expenses, disbursements and VAT relating to the provision of security shall be limited to an amount to be agreed between the Administrative Agent and the Borrower);

(vi)	it is acknowledged that in certain jurisdictions, it may be impossible or disproportionately costly to create security over certain categories of assets, in which event security will not be taken over such assets;

(vii)	any assets subject to third party arrangements which may prevent those assets from being charged or assigned (or assets which, if charged or assigned, would give a third party the right to terminate or otherwise amend any rights, benefits and/or obligations of the Borrower in respect of those assets or require the Borrower to take any action materially adverse to the interests of the Borrower) will be excluded from any relevant security document and any requirement to give security, provided that the Borrower has used commercially reasonable efforts to obtain any necessary consent or wavier in relation to such asset;

(viii)	the Borrower will not be required to enter into any security document if (A) it is not within its legal capacity to do so or (B) it would conflict with the fiduciary duties of its directors, officers or employees, contravene any legal or regulatory prohibition, bona fide contractual restriction or regulatory condition or result in a risk of civil or criminal liability on the part of any director, officer or employee;

(ix)	the granting of security or the perfection of security granted will not be required if it would be unduly burdensome or restrict the ability of the Borrower to conduct its operations and business in the ordinary course or as otherwise permitted by the Loan Documents, and any requirement under these Agreed Security Principles to seek the consent of any Person or to take or not take any other action shall be subject to this clause (ix);

(x)	no title investigations will be required and no title insurance will be required;

(xi)	no security will be granted over any vehicles and other assets subject to certificates of title;

(xii)	no security will be required from or over, or over the assets of, any joint venture or similar arrangement or any minority interest (other than the Company Shares);

(xiii)	no security will be granted over any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby;

(xiv)	other than the Perfection Requirements, no perfection action will be required with respect to assets of a type not owned by the Borrower; and

(xv)	no security interest will be granted over assets, the acquisition of which was financed from a subsidy or payments made under economic expansion regulations.

ANNEX A - 2

(c)	The Collateral Agent and/or the other Secured Parties, as the case may be, shall promptly release any security interest which is or are subject to any legal or regulatory prohibition as is referred to in clause (b)(viii) above.

(d)	For the avoidance of doubt, in these Agreed Security Principles, “cost” includes, but is not limited to income tax cost, registration taxes payable on the creation or enforcement or for the continuance of any security interest, stamp duties, out-of-pocket expenses, notarial fees, registration charges and other fees and expenses directly incurred by the Borrower or any of its direct or indirect owners, subsidiaries or Affiliates.

2.	Obligations to be Secured

(a)	Subject to paragraph 1 (Considerations) and to clause (b) and paragraph 3 (General) below, the obligations to be secured are the Obligations. The security interest is to be granted in favor of the Collateral Agent for the benefit of the Secured Parties. Where a right is given to the Secured Parties, it shall always be exercisable by any agent or representative of the Secured Parties, and any notice to be given by or to the Secured Parties shall be given by or to such representative or agent. If required for the granting of security in favor of the Collateral Agent to secure the Obligations, parallel debts will be assumed by the Borrower.

(b)	The secured obligations will be limited:

(i)	to avoid any breach of corporate benefit, financial assistance, fraudulent preference, thin capitalisation rules, capital maintenance rules or the laws or regulations (or analogous restrictions) of any applicable jurisdiction; and

(ii)	avoid any risk to officers of the Borrower of contravention of their fiduciary duties and/or civil or criminal or personal liability.

3.	General

(a)	Where appropriate, defined terms in any security document should mirror those in this Agreement.

(b)	Notwithstanding anything to the contrary, any security arrangements agreed by the Collateral Agent and the Borrower from time to time (including the identity and category of assets subject or not subject to security) shall be deemed to satisfy all relevant obligations of the Borrower to provide security in respect of the Credit Facilities.

(c)	If there are permitted third party arrangements in place in respect of any asset of the Borrower as a result of which the consent of a third party is required for security to be granted over that asset such security will not be required to be granted, provided that the Borrower has used commercially reasonable efforts to obtain any necessary consent or waiver in relation to such asset.

(d)	If there are permitted third party arrangements in place in respect of any asset, business or entity acquired by the Borrower (where those third party arrangements were not entered into in contemplation of that acquisition) as a result of which the consent of a third party is required for that acquired entity to secure any acquired asset, such security will not be required to be granted, provided that the Borrower has used commercially reasonable efforts to obtain any necessary consent or waiver in relation to such asset.

ANNEX A - 3

(e)	Information, such as lists of assets, will be provided if and only to the extent, required by local law to be provided to perfect or register the relevant security interests and will then only be provided on the request of the Collateral Agent (acting reasonably).

(f)	Local law restrictions may mean that the Secured Parties may not be able to benefit from the same security, in which case, where possible under local law and subject to the Agreed Security Principles, separate security documents will be entered into.

(g)	There should be no action required to be taken in relation to the security interest when any Lender assigns or transfers any of its participation in the Revolving Facility or the Term Facility to a new Lender.

(h)	Any rights of set off will not be exercisable until the occurrence of an Event of Default which is continuing. Such rights shall apply only to matured obligations due and payable to any Lender by the Borrower under a Loan Document.

(i)	Each security document will, to the extent legally possible, contain a clause which records that if there is a conflict between such security document and this Agreement, then (to the extent permitted by Law) the provisions of this Agreement shall take priority over the provisions of such security document.

(j)	No obligations under any security document will accrue interest on any amount in respect of which interest is accruing under this Agreement.

4.	Undertakings, Representations and Warranties

(a)	Security documents should only operate to create and perfect a security interest rather than impose new commercial obligations. Accordingly, in each security document there will be no repetition or extension of clauses set out in this Agreement such as those relating to notices, cost and expenses, indemnities, tax gross up, distribution of proceeds and release of security; representations and undertakings shall be included in the security documents only to the extent relating to title or required by local law in order to create or perfect the security interest expressed to be created thereby (to the extent perfection is required by these Agreed Security Principles) and shall be no more onerous than the terms of this Agreement.

(b)	Representations in any security document shall be given only on the date on which such security document is executed and shall not otherwise repeat unless required to create and/or perfect a security interest.

(c)	Security documents should not operate so as to prevent transactions which are not otherwise prohibited under this Agreement or require additional consents or authorizations with respect to such transactions.

(a)	No security will be granted over real estate.

5.	Security Over Equity Interests

(a)	A security interest will only be granted over Equity Interests owned by the Borrower in accordance with and subject to these Agreed Security Principles.

ANNEX A - 4

(b)	Subject to the terms of the Agreed Security Principles, where possible under local law, mortgages (or the equivalent in local jurisdictions) over Equity Interests owned by the Borrower will be granted to the Collateral Agent for the benefit of the Secured Parties and will be perfected pursuant to local law requirements. If required by local law, share certificates should be handed over, written up or endorsed in the name of the Collateral Agent for the benefit of the Secured Parties and, if applicable, a certified copy of the applicable register showing the Collateral Agent for the benefit of the Secured Parties as the legal owners should be delivered to the Collateral Agent.

(c)	Subject to the terms of the Agreed Security Principles, where the Collateral Agent for the benefit of the Secured Parties cannot be registered as legal owner under local law (or where the Collateral Agent’s counsel in the relevant jurisdiction reasonably determines it is not customary for secured parties to be registered as legal owners), share pledges should be taken pursuant to which the Collateral Agent for the benefit of the Secured Parties will be entitled, subject to local laws or regulatory requirements, to transfer the relevant Equity Interests and satisfy themselves out of the proceeds of such sale upon enforcement of the security interest. The Borrower shall cause the Collateral Agent to have “control” over all certificated and uncertificated Equity Interests.

(d)	Subject to the terms of the Agreed Security Principles, to the extent permitted under local law, legal mortgages and share pledges should contain provisions to ensure that, until the occurrence of an Event of Default, the grantor of the security interest is entitled to receive dividends (unless the payment of such dividends is prohibited by any other Loan Document) and retain and exercise voting rights in any shareholders’ meeting of the issuer of the relevant Equity Interests (except if exercise would be materially prejudicial to the validity or enforceability of the security interest created) and that after the occurrence of an Event of Default the voting and dividend receipt rights may only be exercised by the Collateral Agent for the benefit of the Secured Parties.

(e)	Any security interest over Equity Interests should be noted in the appropriate corporate register of shareholders and share certificates where possible and necessary in the relevant jurisdiction to perfect the security interest.

(f)	Any security interest over Equity Interests will, where possible, automatically charge further Equity Interests issued or otherwise contemplate a procedure for the extension (at the cost of the Borrower) of a security interest over newly-issued Equity Interests.

(g)	No security interest will be created over shareholdings where the consent of a third party is required before the Borrower can create a security interest over the same unless such consent has been obtained (the Borrower being obliged to use all reasonable endeavours to obtain such consent if requested by the Collateral Agent).

6.	Insurance

(a)	Subject to the terms of the Agreed Security Principles, proceeds of material insurance policies owned by the Borrower (excluding third party liability insurance policies and insurance policies in respect of which the principal beneficiary is someone other than the Borrower) are to be assigned by way of a security interest or pledged to the Collateral Agent for the benefit of the Secured Parties. The Borrower shall be free to deal with those policies and to collect and retain proceeds of insurance (without the further consent of the Collateral Agent or any Secured Party) until the occurrence of an Event of Default.

ANNEX A - 5

(b)	The Borrower shall be required to notify its insurance providers that the applicable insurance policies have been assigned and/or charged under a security document only if so required by the Collateral Agent following the occurrence of an Event of Default unless necessary to ensure the creation of valid and/or perfected security interest. The Collateral Agent shall only be entitled to give such notice following the occurrence of an Event of Default.

(c)	No loss payee or other endorsement shall be made on any insurance policy.

(d)	No security will be granted with respect to third party liability insurance policies or insurance policies in respect of which the principal beneficiary is someone other than the Borrower.

7.	Material Contracts and Claims

(a)	The Borrower shall be required to notify counterparties to any contracts that have been charged/assigned under a security document that such contract has been so charged/assigned only if so required by the Collateral Agent following the occurrence of an Event of Default.

(b)	The Borrower shall be free to deal with those contracts and to collect and retain proceeds of material contracts and claims (without the further consent of the Collateral Agent or any Secured Party) until the occurrence of an Event of Default.

8.	Security Over Accounts

(a)	Subject to the Agreed Security Principles, the Borrower shall grant security over its deposit accounts and securities accounts (other than Excluded Accounts) but it shall be free to deal with those accounts in the course of its business until the occurrence of an Event of Default.

(b)	If required by local law to perfect the security, notice of the security (including notice that the Borrower is free to deal with those accounts in the course of its business until revocation of such authorization upon the occurrence of an Event of Default) will be served on the account institution within fifteen (15) Business Days of the security being granted and the Borrower shall use its reasonable endeavours (not involving the payment of money or incurrence of any external expenses) to obtain an acknowledgement of that notice with thirty (30) days of service. If the Borrower has used its reasonable endeavours but has not been able to obtain acknowledgement or acceptance, its obligation to obtain acknowledgement or acceptance shall cease on the expiry of that thirty (30) day period. Irrespective of whether notice of the security is required for perfection, if the service of notice would prevent the Borrower from using a deposit account or securities account in the course of its business, no notice of security shall be served until an Event of Default has occurred.

(c)	Any security over deposit accounts and securities accounts shall be subject to any prior security interests and any other rights (including but not limited to set-off rights) in favor of the account institution which are created either by Law or in the standard terms and conditions of the account institution. The notice of security may request these are waived by the account bank but the Borrower shall not be required to change its banking arrangements if these security interests are not waived or only partially waived and failure to obtain such waiver shall not constitute a breach of the relevant security document or any Loan Document.

ANNEX A - 6

(d)	Unless an Event of Default has occurred and is continuing, the Collateral Agent shall not have discretion to refrain from applying or to hold in suspense accounts moneys received from the Borrower in respect of the Borrower’s liabilities under the Loan Documents or to exercise any general rights of set-off.

(e)	The Borrower shall be free to close any deposit account or securities account at any time without any prior consent or notification requirement.

9.	Other Material Assets

(a)	A security interest may be given over other material assets of the Borrower from time to time, subject to the Agreed Security Principles.

(b)	If the Borrower grants security over its material fixed assets, prior to any Event of Default, it shall be free to deal with those assets in the course of its business and as otherwise permitted under any Loan Document.

10.	Encumbrances

Where the granting of a security interest over assets is permitted or not prohibited under the terms of this Agreement, the Borrower will not be obligated to grant security over such assets if such security interest being granted would contravene the contractual restrictions relating to such asset.

11.	Perfection of Security

(a)	Other than the Perfection Requirements, no perfection action will be required in jurisdictions where the Borrower is not located other than with respect to Deposit Accounts or other such accounts holding Cash or the Collateral Shares.

(b)	Where customary (as determined by the Collateral Agent’s counsel in the relevant jurisdiction acting reasonably), a security document may contain a power of attorney allowing the Collateral Agent to perform, on behalf of the Borrower, its obligations under such security document following a breach by the Borrower in complying with such obligations (and the expiry of any applicable grace period) or on the occurrence of an Event of Default which is continuing. Such a power of attorney is with the right of substitution. In acting on behalf of the Borrower pursuant to the power of attorney, the attorney or designee may act as counterparty of the Borrower even in the event of a conflict of interest.

(c)	Subject to the terms of the Agreed Security Principles, where obligatory or customary under the relevant local law (as determined by the Collateral Agent’s counsel in the relevant jurisdiction acting reasonably) all registrations and filings necessary in relation to this Agreement, any other security documents and/or the security interest evidenced or created thereby are to be undertaken within applicable time limits, by the Collateral Agent’s local counsel, unless otherwise agreed.

(d)	Subject to the terms of the Agreed Security Principles, where obligatory or customary (as determined by the Collateral Agent and its local counsel acting reasonably), documents of title relating to the assets charged will be required to be delivered to the Collateral Agent.

ANNEX A - 7

(e)	Notice, acknowledgement or consent to be obtained from a third party will only be required where the efficacy of the security interest requires it or where it is practicable and reasonable having regard to the costs involved, the commercial impact on the Borrower and the likelihood of obtaining the acknowledgement and such perfecting procedures shall be delayed until the occurrence of an Event of Default.

12.	Costs

(a)	All costs, fees, taxes and other amounts (including notarial fees, taxes, legal fees, registration fees, stamp duties, goods and services taxes, etc.) incurred by any Secured Party in connection with a transfer or assignment of the Loans by such Secured Party, shall be entirely for the account of the relevant Secured Party that is the transferor or assignor.

(b)	Once a list of relevant assets and secured parties has been agreed, counsel to each of the Borrower and the Administrative Agent will agree a cap on legal expenses of local counsel and notarial fees so that an overall cap (not to exceed an amount to be agreed) on the costs of taking security can be agreed.

ANNEX A - 8

EXHIBIT A1

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]2 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]3 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]4 hereunder are several and not joint.]5 Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:	_______________________________

[1]	WARNING. Please seek Dutch legal advice (i) until competent authority publishes its interpretation of the term “public” (as referred to in Article 4.1(1) of the Capital Requirements Regulation (EU/575/2013)), if any amount lent to a Dutch borrower is to be transferred or assigned which is less than EUR 100,000 (or its equivalent) and (ii) as soon as competent authority publishes its interpretation of the term “public”, if the new Lender is considered to be part of the public on the basis of that interpretation.
[2]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[3]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[4]	Select as appropriate.
[5]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit A-1

2.	Assignee[s]:	_______________________________ [and is an [Affiliate]/[Approved Fund] of [identify Lender]6]

3.	Borrower:	COTTAGE HOLDCO B.V.

4.	Administrative Agent:	HSBC BANK PLC, including any successor thereto, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Loan and Security Agreement, dated on April 30, 2019, among Cottage Holdco B.V., a private limited liability company organized under the laws of The Netherlands (besloten vennootschap met beperkte aansprakelijkheid), having its official seat in Amsterdam, The Netherlands, its office address at Oosterdoksstraat 80, 1011 DK, Amsterdam, The Netherlands and registered in the Trade Register of the Dutch Chamber of Commerce under number 73842826, the Lenders party thereto from time to time, HSBC Bank plc, as Administrative Agent, and HSBC Corporate Trustee Company (UK) Limited, as Collateral Agent.

6.	Assigned Interest[s]:

Assignor[s][7]	Assignee[s][8]	Facility Assigned[9]	Aggregate Amount of Commitment/ Loans for all Lenders[10]	Amount of Commitment/ Loans Assigned[11]	Percentage Assigned of Commitment/ Loans[12]		CUSIP Number
		[Term Facility]	$	$		%

		[Revolving Facility]	$	$		%

Effective Date:____________ ___, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[6]	Select as applicable.
[7]	List each Assignor, as appropriate.
[8]	List each Assignee, as appropriate.
[9]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment.
[10]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[11]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[12]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit A-2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Exhibit A-3

[Consented to and]13Accepted:

HSBC BANK PLC,

as Administrative Agent

By:
Name:
Title:

[Consented to:][14]

[COTTAGE HOLDCO B.V.]

By:
Name:
Title:

By:
Name:
Title:

[13]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[14]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Exhibit A-4

ANNEX I

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

1.   Representations and Warranties.

1.1        Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.       Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.04(b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.04(b) of the Credit Agreement), (iii) from and after the Effective Date referred to in this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant thereto, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, including any documentation required pursuant to Section 2.14 of the Credit Agreement, duly completed and executed by [the][such] Assignee, (viii) it has reviewed the list of Disqualified Institutions and it was not on [ ], 20[ ]1 (A) a Disqualified Institution or (B) an Affiliate of a Disqualified Institution (other than, in the case of this clause (B), a bona fide debt fund) and (ix) it is not a Person that would render the Loans to be subject to Regulation T or U of the Board of Governors of the Federal Reserve System; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

[1]	Insert the trade date with respect to the Assigned Interest.

Annex I to Exhibit A

2.          Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.           General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by email or other electronic means (including in “.pdf” or “.tif” files) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York without regard to conflicts of law principles.

Annex I to Exhibit A

EXHIBIT B

FORM OF SOLVENCY CERTIFICATE

[_______][__], 201[__]

This Solvency Certificate (this “Certificate”) is being executed and delivered pursuant to Section 4.01(i) of that certain Loan and Security Agreement, dated as of the date hereof (the “Credit Agreement”), by and among Cottage Holdco B.V., a private limited liability company organized under the laws of The Netherlands (besloten vennootschap met beperkte aansprakelijkheid), having its official seat in Amsterdam, The Netherlands, its office address at Oosterdoksstraat 80, 1011 DK, Amsterdam, The Netherlands and registered in the Trade Register of the Dutch Chamber of Commerce under number 73842826, the Lenders party thereto from time to time, HSBC Bank plc, as Administrative Agent, and HSBC Corporate Trustee Company (UK) Limited, as Collateral Agent. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings assigned to such terms in the Credit Agreement.

I, [____], the [Chief Financial Officer/equivalent officer] of the Borrower, in such capacity and not in an individual capacity, hereby certify as follows:

1.            I am generally familiar with the businesses and assets of the Borrower and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement; and

2.            As of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, (i) the sum of the debt (including contingent liabilities) of the Borrower does not exceed the fair value of the assets of the Borrower (on a going concern basis); (ii) the present fair saleable value of the assets (on a going concern basis) of the Borrower is not less than the amount that will be required to pay the probable liabilities of the Borrower on its debts as they become absolute and matured in the ordinary course of business; (iii) the capital of the Borrower is not unreasonably small in relation to the business of the Borrower contemplated as of the date hereof; and (iv) the Borrower does not intend to incur, or believe that it will incur, debts (including current obligations and contingent liabilities) beyond its ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Signature Page Follows]

Exhibit B-1

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name:
Title: [Chief Financial Officer/equivalent officer]

Exhibit B-2

EXHIBIT C

FORM OF PREPAYMENT NOTICE

Date: [●]

To:	[HSBC Bank plc, as Administrative Agent]

Ladies and Gentlemen:

Reference is made to that certain Loan and Security Agreement, dated as of April 30, 2019 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time through the date hereof, the “Credit Agreement”; the terms defined therein being used herein as therein defined), by and among Cottage Holdco B.V., a private limited liability company organized under the laws of The Netherlands (besloten vennootschap met beperkte aansprakelijkheid), having its official seat in Amsterdam, The Netherlands, its office address at Oosterdoksstraat 80, 1011 DK, Amsterdam, The Netherlands and registered in the Trade Register of the Dutch Chamber of Commerce under number 73842826, the Lenders party thereto from time to time, HSBC Bank plc, as Administrative Agent, and HSBC Corporate Trustee Company (UK) Limited, as Collateral Agent.

Pursuant to Section 2.08(e) of the Credit Agreement, the Borrower hereby notifies the Administrative Agent that it intends to make a prepayment under the Credit Agreement:

1.	Prepayment date[16]

2.	Type of Loans being repaid[17]

3.	Principal amount of Loans or portion thereof being prepaid

[Signature Page Follows]

[16]	To be (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:30 a.m., Local Time (or such later time as the Administrative Agent may agree), three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:30 a.m., Local Time (or such later time as the Administrative Agent may agree), one (1) Business Day before the date of prepayment.
[17]	Specify Eurodollar Borrowing or ABR Borrowing.

Exhibit C-1

COTTAGE HOLDCO B.V.

By:
Name:
Title:

By:
Name:
Title:

Exhibit C-2

EXHIBIT D

FORM OF

BORROWING REQUEST18

HSBC Bank plc

Issuer Services, Level 28

8 Canada Square

London, E14 SHQ

Attention: Issuer Services

Facsimile: +44 (0) 20 7991 4347

Email:	lad.agency.pef.loans@hsbc.com

lag.fax@hsbcib.com

alessandro.gagliardi@hsbc.com

______________ ___, 20__19

Ladies and Gentlemen:

Reference is hereby made to that certain Loan and Security Agreement, dated as of April 30, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Cottage Holdco B.V., a private limited liability company organized under the laws of The Netherlands (besloten vennootschap met beperkte aansprakelijkheid), having its official seat in Amsterdam, The Netherlands, its office address at Oosterdoksstraat 80, 1011 DK, Amsterdam, The Netherlands and registered in the Trade Register of the Dutch Chamber of Commerce under number 73842826, the Lenders party thereto from time to time, HSBC Bank plc, as Administrative Agent, and HSBC Corporate Trustee Company (UK) Limited, as Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

The undersigned hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement to be made on ___________ ___, 20__ (the “Borrowing Date”), which day is a Business Day, and in that connection sets forth below the terms on which the Borrowings are requested to be made:

1.	Date of Borrowing:	[______________]

2.	Aggregate Amount of Borrowing:	$[__________________][20]

[18]	WARNING: Please seek Dutch legal advice (i) until the interpretation of the term “public” (as referred to in Article 4.1(1) of the Capital Requirements Regulation (EU/575/2013)) has been published by the competent authority, if the share of a Lender in any utilisation requested by a Dutch borrower is less than EUR 100,000 (or the foreign currency equivalent thereof) and (ii) as soon as the interpretation of the term “public” has been published by the competent authority, if the Lender is considered to be part of the public on the basis of such interpretation.
[19]	Must be notified in writing (by fax or email) not later than (a) in the case of an Eurodollar Borrowing, 12:00 noon, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, 12:00 p.m., one (1) Business Day before the date of the proposed Borrowing (or, in each case, such later time as shall be acceptable to the Administrative Agent).
[20]	At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $3,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that Revolving Borrowings may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments.

Exhibit D-1

3.	Class of Borrowing:	[__________________][21]

4.	Type of Borrowing:	[__________________][22]

5.	Interest Period (in the case of a Eurodollar Borrowing)	[__________________][23]

6.	Amount, Account Number and Location

Wire Transfer Instructions:
Amount	$[______________]
Bank:	[______________]
ABA No.:	[______________]
Account No.:	[______________]
Account Name:	[______________]

[Signature Page Follows]

[21]	State whether a Revolving Borrowing or a Term Loan Borrowing. If no election is specified, then the requested Borrowing shall be a Eurodollar Borrowing with an Interest Period of one (1) month’s duration.
[22]	State whether an ABR Borrowing or an Eurodollar Borrowing.
[23]	Must be one, two, three or six months (or any such shorter period, including one (1) week, as the Borrower may request or twelve (12) months if requested by the Borrower and, in each case, consented to by all applicable Lenders; provided that the Borrower may request no more than twelve (12) one (1) week Interest Periods per calendar year). If no Interest Period is specified, then the Interest Period shall be of one month’s duration.

Exhibit D-2

IN WITNESS WHEREOF, the undersigned has caused this Borrowing Request to be executed as of the day first written above.

COTTAGE HOLDCO B.V.

By:
Name:
Title:

By:
Name:
Title:

Exhibit D-3

EXHIBIT E

FORM OF

LTV ELECTION NOTICE

HSBC Bank plc

Issuer Services, Level 28

8 Canada Square

London, E14 SHQ

Attention: Issuer Services

Facsimile: +44 (0) 20 7991 4347

Email: lag.fax@hsbcib.com

___________ _____, ___20__24

Ladies and Gentlemen:

Reference is hereby made to that certain Loan and Security Agreement, dated as of April 30, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Cottage Holdco B.V., a private limited liability company organized under the laws of The Netherlands (besloten vennootschap met beperkte aansprakelijkheid), having its official seat in Amsterdam, The Netherlands, its office address at Oosterdoksstraat 80, 1011 DK, Amsterdam, The Netherlands and registered in the Trade Register of the Dutch Chamber of Commerce under number 73842826, the Lenders party thereto from time to time, HSBC Bank plc, as Administrative Agent, and HSBC Corporate Trustee Company (UK) Limited, as Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

The undersigned hereby gives you notice pursuant to Section 2.08(d) of the Credit Agreement of its election to prepay the Term Loans with the Net Proceeds of [(i) an Equity Contribution received by the Borrower and/or (ii) a Disposition of Collateral Shares, in each case,]25 in an aggregate amount sufficient to cause the LTV Ratio as of the date hereof to be equal to or less than the LTV Threshold after giving effect to such prepayment. The undersigned will make the prepayment indicated by the preceding sentence no later than ten (10) Business Days after the date hereof.

[Signature Page Follows]

[24]	Must be delivered no later than five (5) Business Days after receipt of a LTV Event Notice from the Administrative Agent.
[25]	Include clause (i) and/or clause (ii), as appropriate.

Exhibit E-1

IN WITNESS WHEREOF, the undersigned has caused this LTV Election Notice to be executed as of the day first written above.

COTTAGE HOLDCO B.V.

By:
Name:
Title:

By:
Name:
Title:

Exhibit E-2

SCHEDULE 2.01

Commitments

Lender	Term Commitment	Revolving Commitment
HSBC Bank plc	$259,000,000.00	$25,000,000.00
BNP Paribas	$129,500,000.00	$12,500,000.00
BNP Paribas Fortis SA/NV	$129,500,000.00	$12,500,000.00
UniCredit Bank AG	$275,000,000.00	$25,000,000.00
Banco Santander S.A. Paris Branch	$259,000,000.00	$25,000,000.00
ING Bank, a Branch of ING-DiBa AG	$259,000,000.00	$25,000,000.00
Skandinaviska Enskilda Banken AB (publ) Frankfurt Branch	$259,000,000.00	$25,000,000.00
Credit Agricole Corporate and Investment Bank	$100,000,000.00	N/A
JPMorgan Chase Bank, N.A., London Branch	$100,000,000.00	N/A
Total	$1,770,000,000.00	$150,000,000.00